UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company” or “STFC”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 2, 2014, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class II directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014;

3.

To consider and vote upon, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2014 Annual Meeting of Shareholders; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 7, 2014, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

JAMES A. YANO

Secretary

Dated: April 1, 2014

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT SUMMARY

You have received this Proxy Statement because the Board of Directors of STFC is soliciting your proxy to vote your common shares at the 2014 Annual Meeting of Shareholders. This summary highlights information contained elsewhere in this Proxy Statement. Defined terms used in this summary have the meanings given to such terms elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in voting your common shares, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find more detailed information in this Proxy Statement. The date this Proxy Statement and the related proxy materials are first being sent or given to shareholders and being made available on the internet is approximately April 1, 2014.

2014 ANNUAL MEETING OF SHAREHOLDERS

Time: May 2, 2014, 10:00 a.m., local time

Place: 518 East Broad Street, Columbus, Ohio 43215

Record Date: You may vote if you were a shareholder of record at the close of business on March 7, 2014 (page 1).

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	3-7
Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR	8
Advisory Vote to Approve Compensation of STFC’s Named Executive Officers	FOR	9

Our Board of Directors is not aware of any matter that will be presented for a vote at the 2014 Annual Meeting of Shareholders other than those shown above.

State Automobile Mutual Insurance Company (“State Auto Mutual”) owns approximately 62% of the outstanding common shares of STFC. State Auto Mutual has expressed an intention to vote FOR each of the voting matters listed above.

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How to Cast Your Vote (as discussed on the proxy card)

You can vote by any of the following methods:

•	via the internet (www.proxyvote.com) until 11:59 p.m. Eastern time on May 1, 2014;

•	via telephone by calling 1-800-690-6903 until 11:59 p.m. Eastern time on May 1, 2014;

•

if you received a proxy card or voting instruction form in the mail, by completing, signing, dating, and returning your proxy card or voting instruction form in the return envelope provided to you in accordance with the instructions provided with the proxy card or voting instruction form; or

•	in person at the 2014 Annual Meeting of Shareholders.

Director Nominees (pages 3 and 4)

Name	Age	Director Since	Principal Occupation	Independent Yes No	Committee Memberships*	Other Public Company Boards
David J. D’Antoni	69	1995	Retired	X	Comp, N&G, Indep	2
David R. Meuse	68	2006	Principal of Stonehenge Partners Corp.	X	Audit, I&F
S. Elaine Roberts	61	2002	President and CEO of Columbus Regional Airport Authority	X	I&F, N&G

Directors Continuing in Office (pages 4-6)

Name	Age	Director Since	Principal Occupation	Independent Yes No		Committee Memberships*	Other Public Company Boards
Robert E. Baker	67	2007	Executive VP of DHR International, Inc.	X		Audit, Comp, Indep
Eileen A. Mallesch	58	2010	Retired	X		Audit, N&G	1
Thomas E. Markert	56	2007	CEO of Digital Tailwind LLC	X		I&F, N&G
Robert P. Restrepo, Jr.	63	2006	President and CEO of STFC		X	I&F
Alexander B. Trevor	68	2006	President of Nuvocom Inc.	X		Comp, I&F, Indep
Paul S. Williams	54	2003	Managing Partner with Major, Lindsey & Africa, LLC	X		Audit, Comp, Indep	2

*Audit = Audit Committee; Comp = Compensation Committee; Indep = Independent Committee;

I&F = Investment and Finance Committee; N&G = Nominating and Governance Committee

INFORMATION ABOUT OUR BOARD AND BOARD COMMITTEES (pages 10 and 11)

	Number of Members	Percent Independent	Number of Meetings During Fiscal 2013
Full Board	9	89%	5
Audit Committee	4	100%	8
Compensation Committee	4	100%	7
Independent Committee	4	100%	2
Investment and Finance Committee	5	80%	4
Nominating and Governance Committee	4	100%	4

During 2013, seven Board members attended 100% of the meetings of the Board and Board committees on which they served. Our other two Board members attended 89% or more of the meetings of the Board and Board committees on which they served.

GOVERNANCE FACTS

Size of Board	9
Number of Independent Directors	8
Audit Committee Comprised Entirely of Independent Directors	YES
Compensation Committee Comprised Entirely of Independent Directors	YES
Nominating and Governance Committee Comprised Entirely of Independent Directors	YES
Independent Lead Director	YES
Majority Voting for Election of Directors	NO
Annual Advisory Vote on Executive Compensation	YES
Annual Board and Committee Self-Evaluations	YES
Stock Ownership Guidelines for Directors and Executive Officers	YES
All Directors Own Company Stock	YES
Restrictions on Pledging of Company Shares by Directors and Executive Officers	YES
“Clawback” Obligations Imposed on Named Executive Officers	YES
Directors and Executive Officers Permitted to Hedge Company Shares	NO
Directors Involved in Related Party Transactions	NO
Super Majority Vote to Approve Amendments to Charter or Bylaws	NO
Shareholder Rights Plan (Poison Pill)	NO

2013 BUSINESS HIGHLIGHTS

2013 was a year of substantial progress for the Company as the plans and strategies we have implemented to transform certain parts of our business continued to produce improved results. Highlights of our 2013 results (on a GAAP basis) included:

•	net income of $60.8 million, which represented an increase of $50.1 million from 2012;

•	earnings per share of $1.50, which represented an increase of $1.24 from 2012;

•	combined ratio of 101.8%,which represented a 6.1% improvement compared to 2012;

•	non-cat loss and LAE ratio of 64.8%, which represented a 3.1% improvement compared to 2012;

•	return on average equity of 8.0%,which represented a 6.5% improvement compared to 2012;

•	book value per share of $19.27 at December 31, 2013, which represented an increase of $1.05 from December 31, 2012; and

•	our stock price increased approximately 42% from December 31, 2012 to December 31, 2013.

PRIMARY COMPONENTS OF OUR 2013 EXECUTIVE COMPENSATION PROGRAM (page 29)

Component	Form	Key Features
Base Salary	Cash

•  Intended to attract and retain top-caliber executives.

•  Generally based on the median level of base salary for the executive in our competitive market, but may vary based on the executive’s scope of responsibility or unique skills or expertise.

Short-Term Incentive	Cash

•  Intended to focus our executives on achieving the objectives of our annual operating plan.

•  Consists of a Company performance component (75% weighting in 2013) and an individual performance component (25% weighting in 2013).

•  Payouts range from 10% of target payout to 200% of target payout depending on performance.

Performance Award Units	Cash

•  Intended to encourage business behaviors that drive appreciation in the price of our Common Shares over the long term, align the interests of our executives with the interests of our shareholders and balance the focus of our annual operating plan.

•  Payouts determined based on the performance of the State Auto Group compared to a peer group over a three-year performance period.

•  Payouts range from 40% of target payout to 200% of target payout depending on performance.

•  Represented 50% of the total long-term incentive opportunity awarded to each named executive officer (“NEO”) in 2013.

Stock Options	Equity

•  Intended to encourage business behaviors that drive appreciation in the price of our Common Shares over the long term, align the interests of our executives with the interests of our shareholders and build appropriate levels of Common Share ownership among our executive team.

•  One-third of the total options granted vests on each anniversary of the grant date.

•  Represented 50% of the total long-term incentive opportunity awarded to each NEO in 2013.

Perquisites	Cash; Benefits	• Intended to attract and retain top-caliber executives. • Are very limited in value and participation.

IMPACT OF STATE AUTO GROUP ON 2013 COMPENSATION OF NEOs (page 21)

Because our NEOs perform services for the Company, State Auto Mutual and other members of the State Auto Group, we generally allocated the compensation expenses in 2013 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its subsidiaries and affiliates.

2013 EXECUTIVE COMPENSATION HIGHLIGHTS (page 20)

The Company’s recent financial results are reflected in the actual compensation earned by our NEOs for 2013.

•

Base Salary. The base salaries of our NEOs increased by approximately 3% in 2013, except for Mr. Yano, whose base salary increased by approximately 9% in 2013. The increases were based on: (i) each NEO’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies. Mr. Yano’s adjustment was also based on the Compensation Committee’s desire to move his compensation closer to the median level for similar executives in our competitive market.

•

Short-Term Incentive – Company Performance Goals. The payout on the Company performance goals for 2013 as a percentage of the target payout was 57.5% for Messrs. Restrepo, English and Yano, 64.3% for Mr. Fitch and 136.0% for Ms. Buss, compared to a payout on the Company performance goals for 2012 as a percentage of the target payout of 6.11% for Messrs. Restrepo, English and Yano, 44.41% for Mr. Fitch and 132.77% for Ms. Buss. The payouts on the Company performance goals for 2013 reflected the combined ratio (or specialty insurance combined ratio in the case of Ms. Buss), return on equity and non-catastrophe loss ratio (or specialty insurance rate change and standard lines non-catastrophe loss ratio in the case of Ms. Buss and Mr. Fitch, respectively) we achieved in 2013. The Compensation Committee exercised negative discretion to reduce the payouts on the Company performance goals for 2013 to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the Compensation Committee reduced the payouts to Mr. Fitch and Ms. Buss for 2013 on the Company performance goals as a percentage of the target payout from 75.6% and 159.3%, respectively. The payouts on the Company performance goals for 2012 reflected the combined ratio (or specialty insurance combined ratio in the case of Ms. Buss), return on equity and non-catastrophe loss ratio (or specialty insurance non-catastrophe loss ratio and standard lines non-catastrophe loss ratio in the case of Ms. Buss and Mr. Fitch, respectively) we achieved in 2012.

•

Short-Term Incentive – Individual Performance Goals. The payout on the individual performance goals for 2013 as a percentage of the target payout was 90% for Mr. Restrepo, 144.5% for Mr. Fitch, 136% for Ms. Buss, 170% for Mr. English and 180% for Mr. Yano, compared to a payout on the individual performance goals for 2012 as a percentage of the target payout of 90% for Mr. Restrepo, 140% for Mr. Fitch, 180% for Ms. Buss, 150% for Mr. English and 170% for Mr. Yano. The payouts on the individual performance goals reflected the individual contributions of each NEO to our results. The Compensation Committee exercised negative discretion to reduce the payouts on the individual performance goals for 2013 to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the Compensation Committee reduced the payouts to Mr. Fitch and Ms. Buss for 2013 on the individual performance goals as a percentage of the target payout from 170% and 160%, respectively.

•	Long-Term Incentive – Performance Award Units. Based on preliminary performance information (final information is not yet available) indicating that the State Auto Group’s overall performance for the

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2011-2013 performance period relative to a peer group fell within the 40th percentile, we currently expect that the performance award units awarded to our NEOs (except for Ms. Buss) for the 2011-2013 performance period will be valued significantly below target. The anticipated payouts on the PAUs awarded to each of the NEOs other than Ms. Buss for the 2011-2013 performance period reflected the statutory combined ratio, net written premium growth and surplus growth of the State Auto Group during the performance period relative to a peer group. The anticipated payout on the PAUs awarded to Ms. Buss for the 2011-2013 performance period reflected the combined ratio, net written premium growth and surplus growth of Rockhill during the performance period relative to a peer group.

•

Long-Term Incentive – Stock Options. As of December 31, 2013, the value of the stock options we awarded to our NEOs in 2013 almost equaled the target value, which reflected the significant appreciation in the market price of our common shares in 2013.

Based on the approval of the “say-on-pay” vote at our 2013 Annual Meeting of Shareholders (approximately 99% of the votes cast) and the significant changes made to our executive compensation program and practices in 2011 and 2012, we did not make any changes to our executive compensation program as a result of the 2013 “say-on-pay” vote. See “Compensation Discussion and Analysis— Executive Summary—Modifications to Executive Compensation Program in 2013” on page 24 of this Proxy Statement for a description of the changes we did make to our executive compensation program and practices in 2013.

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company” or “STFC”) to be used at its Annual Meeting of Shareholders to be held May 2, 2014 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 1, 2014.

This Proxy Statement, the form of proxy, and the Company’s 2013 Annual Report to Shareholders are available at www.proxyvote.com.

PROXIES AND VOTING

The close of business on March 7, 2014 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 40,846,350 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

A quorum must be present at the Annual Meeting in order for the transaction of business to occur. A quorum is present if a majority of the outstanding Common Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered as Common Shares present at the Annual Meeting for purposes of determining the presence of a quorum.

“Broker non-votes” and “broker discretionary voting” refer to the rules governing whether or not banks, brokers and other intermediaries (hereafter referred to collectively as “brokers”) may vote Common Shares held in street name for the benefit of their customers. In general, brokers have discretionary voting authority on behalf of their customers with respect to “routine” matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf of their customers with respect to “non-routine” matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

For Proposal One (election of Class II directors), the nominees receiving the highest number of votes will be elected as directors. Shareholders do not have the right to cumulate their votes in the election of directors. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Proposal One is considered a non-routine matter under the broker discretionary voting rules, and therefore, brokers may not vote uninstructed Common Shares in the election of directors. Accordingly, if you hold your Common Shares in street name and you do not provide voting instructions to your broker as to how you want your Common Shares voted in the election of directors, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count in the election of directors.

For Proposal Two (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposal is the favorable vote of a majority of the outstanding Common Shares that are voted on such Proposal. Abstentions will have the same effect as a vote against it. This Proposal is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Two, your broker may vote your Common Shares on this Proposal at its discretion.

Proposal Three (vote on compensation to the Company’s named executive officers as described in this Proxy Statement) is advisory only and therefore is not binding on our Board of Directors. However, the Compensation Committee may take into account the outcome of Proposal Three when considering future executive compensation arrangements. Abstentions on Proposal Three have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Three is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Three.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class II directors; (2) for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and (3) for the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY (“STATE AUTO MUTUAL”), WHICH OWNS APPROXIMATELY 62% OF THE OUTSTANDING COMMON SHARES, HAS EXPRESSED AN INTENTION TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN THIS PROXY STATEMENT AND IN FAVOR OF EACH OF PROPOSALS TWO AND THREE.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class II Directors

The number of directors currently is fixed at nine. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms.

The term of office of the Class II directors expires concurrently with the holding of the Annual Meeting. David J. D’Antoni, David R. Meuse and S. Elaine Roberts, the three persons recommended by the Nominating and Governance Committee of our Board and each of whom is an incumbent Class II director, have been nominated for re-election as Class II directors at the Annual Meeting.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named below as Class II directors, each to hold office until the 2017 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named below is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES NAMED BELOW AS CLASS II DIRECTORS.

Backgrounds of Class II Director Nominees (Terms expiring in 2017)

David J. D’Antoni

David J. D’Antoni, 69, has been a director since 1995. Mr. D’Antoni served as Senior Vice President and Group Operating Officer for Ashland, Inc., a chemical, energy and transportation construction company, from March 1999 until his retirement in September 2004. He also served as President of APAC, Inc., a subsidiary of Ashland, Inc., from July 2003 until January 2004, and Senior Vice President of Ashland, Inc. and President, Ashland Chemical, a division of Ashland, Inc., from July 1988 until March 1999. Mr. D’Antoni is also a director of OMNOVA Solutions Inc., a publicly traded producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. D’Antoni has been nominated for re-election as a director because of his experience as a senior executive of a publicly traded company, his experience as a director of publicly traded companies, and his knowledge with general management, acquisitions and divestitures. In addition, Mr. D’Antoni brings significant expertise in regulatory and environmental, health and safety matters to the Board.

David R. Meuse

David R. Meuse, 68, has been a director since 2006. Mr. Meuse has served as Principal of Stonehenge Partners Corp., a privately held provider of financial and advisory resources, since September 1999. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.

Mr. Meuse has been nominated for re-election as a director because of his experience as a senior executive, his experience as a director of publicly traded companies, and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

S. Elaine Roberts

S. Elaine Roberts, 61, has been a director since 2002. Ms. Roberts has served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus International, Rickenbacker International and Bolton Field airports in Ohio, since January 2003. She served as Executive Director of the Columbus Airport Authority from December 2000 until accepting her current position.

Ms. Roberts has been nominated for re-election to serve as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Backgrounds of Continuing Class I Directors (Terms expiring in 2016)

Robert E. Baker

Robert E. Baker, 67, has been a director since 2007. Mr. Baker has served as Executive Vice President of DHR International, Inc., an executive search firm, since June 2010. Mr. Baker was President of Puroast Coffee Inc., a maker of specialty coffee products, from 2004 until accepting his current position. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from 1999 to 2004. Mr. Baker was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the marketing and selling of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment, from 2004 to 2006.

Mr. Baker was last nominated in 2013 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in marketing, strategic planning and branding to the Board.

Thomas E. Markert

Thomas E. Markert, 56, has been a director since 2007. Mr. Markert has served as CEO of Digital Tailwind LLC, a digital marketing agency, since March 2012. Mr. Markert was an officer of the Business Solutions Division of Office Depot, Inc., a global supplier of office products and services, from May 2008 until accepting his current position. He served as the Chief Executive Officer of Ipsos Loyalty Worldwide, a division of Ipsos, a leading global provider of survey-based research, from May 2007 to May 2008. He also served as Global Chief Marketing and Client Service Officer of ACNielsen, a leading global provider of marketing research and information services, from January 2004 until May 2007. For more than five years prior thereto, Mr. Markert held various executive positions within ACNielsen.

Mr. Markert was last nominated in 2013 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies. He also brings geographic diversity to the Board. In addition, Mr. Markert brings significant expertise in marketing, branding and market research to the Board.

Alexander B. Trevor

Alexander B. Trevor, 68, has been a director since 2006. Mr. Trevor has served as President of Nuvocom Incorporated, a provider of patent litigation support services, since October 1996. He was a director of Applied Innovation Inc., a publicly traded provider of network management solutions for the communications industry, from 1997 to May 2007.

Mr. Trevor was last nominated in 2013 to serve as a director because of his experience as a senior executive and his former experience as a director of a publicly traded company. He also brings geographic diversity to the Board. In addition, Mr. Trevor brings expertise in information technology and computer systems to the Board.

Backgrounds of Continuing Class III Directors (Terms expiring in 2015)

Eileen A. Mallesch

Eileen A. Mallesch, 58, has been a director since August 2010. Ms. Mallesch served as Senior Vice President and Chief Financial Officer of Nationwide Property and Casualty Insurance Company from November 2005 to December 2009. She served as Senior Vice President and Chief Financial Officer of Genworth Life Insurance Company from April 2003 to November 2005. Prior to that, she was Vice President and Chief Financial Officer of General Electric Financial Employer Services Group from 2000 to 2003. Ms. Mallesch is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company.

Ms. Mallesch was last nominated in 2012 to serve as a director because of her extensive knowledge and experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions, in particular in the insurance industry. She also brings gender diversity to the Board.

Robert P. Restrepo, Jr.

Robert P. Restrepo, Jr., 63, has been a director since 2006, when he was appointed to the Board in connection with being retained as President and Chief Executive Officer of the Company. Mr. Restrepo has served as the Chairman of the Board, President and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”) and Milbank Insurance Company (“Milbank”), each a wholly owned subsidiary of the Company, and of State Auto Mutual, since 2006.

Mr. Restrepo was last nominated in 2012 to serve as a director because of his extensive and valuable experience in operations, marketing, sales, and general management of a property and casualty insurance company, including his unique knowledge and understanding of the Company’s operations as a result of his more than eight years in serving as the Company’s President and Chief Executive Officer. He also has valuable experience in acquisitions, strategic planning and leadership development.

Paul S. Williams

Paul S. Williams, 54, has been a director since 2003. Mr. Williams has served as a Managing Partner with Major, Lindsey & Africa, LLC, an attorney search consulting firm, since May 2005. He was an officer of Cardinal Health, Inc., a global provider of products and services to healthcare providers and manufacturers, for more than five years prior to that time, last serving as that company’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Williams is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. Williams was last nominated in 2012 to serve as a director because of his experience as a lawyer and as the General Counsel of a publicly traded company and his knowledge in acquisitions and divestitures, legal and regulatory matters. Mr. Williams also brings racial diversity to the Board. In addition, Mr. Williams brings significant expertise in human resources, leadership development and executive compensation policy matters to our Board. He is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Nominating and Governance Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Beneficial Ownership Information for Directors and Named Executive Officers

The following table sets forth information with respect to Common Shares beneficially owned by directors, director nominees and our “Named Executive Officers” or “NEOs” (those persons listed in the Summary Compensation Table on page 46 of this Proxy Statement) as of March 7, 2014:

Name	Common Shares Beneficially Owned(1)		Stock Options(2)	Restricted Share Units(3)	Total Beneficial Ownership of Common Shares and RSUs		Percent of Class
Robert E. Baker	2,800		0	19,744	22,544		*
David J. D’Antoni	66,184		4,200	23,232	93,616		*
Eileen A. Mallesch	3,800		0	13,292	17,092		*
Thomas E. Markert	500		0	19,744	20,244		*
David R. Meuse	65,000		0	21,480	86,480		*
Robert P. Restrepo, Jr.	108,923	(4)(5)	367,234	N/A	476,157		1.1%
S. Elaine Roberts	1,000		4,200	23,232	28,432		*
Alexander B. Trevor	500		0	21,480	21,980		*
Paul S. Williams	325		4,200	23,232	27,757		*
Steven E. English	13,789	(5)	107,193	N/A	120,982		*
Jessica E. Buss	4,508	(5)	27,958	N/A	32,466		*
Clyde H. Fitch	17,951	(5)	90,052	N/A	108,003		*
James A. Yano	11,748	(5)	59,240	N/A	70,988		*
Directors and Officers as a group (19 persons)	336,672	(5)	901,710		1,238,382	(6)	2.9	%(6)

*	Less than one (1%) percent.
(1)

Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. For Mr. D’Antoni, includes 1,100 Common Shares over which he exercises voting rights through a power of attorney on behalf of his mother.

(2)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 7, 2014.
(3)

Represents Restricted Share Units (“RSUs”) granted under the Outside Directors Restricted Share Unit Plan. See “Board of Directors and Board Committees–Compensation of Outside Directors and Outside Director Compensation Table” for further information regarding this plan.

(4)

Includes 21,526 Common Shares from a restricted stock award and 1,700 Common Shares from dividend reinvestment, both of which are subject to a risk of forfeiture if, prior to March 1, 2015, Mr. Restrepo’s employment is terminated or he violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 1, 2015, Mr. Restrepo’s employment is terminated in connection with a change in control of the Company. These Common Shares are also subject to restrictions on transfer until March 1, 2015.

(5)

Includes restricted stock awards made to the Named Executive Officers and other officers on March 6, 2014. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. Restrepo – 8,826 Common Shares; Mr. English – 2,572 Common Shares; Ms. Buss – 1,857 Common Shares; Mr. Fitch – 1,783 Common Shares; Mr. Yano – 1,783 Common Shares; and Officers as a group – 24,570 Common Shares. The Common Shares are subject to a risk of forfeiture if, prior to March 6, 2017, the award recipient’s employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 6, 2017, the award recipient’s employment is terminated in connection with a change in control of the Company. These Common Shares are also subject to restrictions on transfer until March 6, 2017.

(6)	Does not include RSUs.

PROPOSAL TWO: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2014 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this Proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

PROPOSAL THREE: ADVISORY VOTE ON COMPENSATION OF

NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

We are asking shareholders to approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors and the Compensation Committee believe that the policies and practices articulated in the “Compensation Discussion and Analysis” are effective in achieving the objectives of our executive compensation program. The Board of Directors urges you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and practices operate and are designed to achieve the objectives of our executive compensation programs, as well as the tables, notes and narrative disclosure relating to the compensation of the named executive officers, set forth on pages 20 through 63 of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

We are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders under the “Compensation Discussion and Analysis” section and the tables, notes and narrative disclosure relating to the compensation of the named executive officers of the Company.

This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. This advisory vote on executive compensation is advisory and, therefore, is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Our Board of Directors held five Board meetings during the fiscal year ended December 31, 2013. Seven of our incumbent directors attended 100% of the Board meetings and the meetings of all committees on which they served. Our other two directors attended 89% or more of the Board meetings and the meetings of all committees on which they served. Eight of our nine directors are independent as defined by the Nasdaq listing rules. See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Investment and Finance Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance and Independent Committees are independent as defined by the Nasdaq listing rules. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”). Our Board has adopted charters for each of the foregoing committees. The current charters for each of these committees, along with our Corporate Governance Guidelines, Board of Directors’ Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website. To access these documents, go to http://www.stateauto.com and click on “Investors” and then “Corporate Governance.”

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Board of Directors’ Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. Present members of the Audit Committee are Chairperson Eileen A. Mallesch, Robert E. Baker, David R. Meuse, and Paul S. Williams. Based on a recommendation of the Audit Committee, our Board has designated Eileen A. Mallesch as the “Audit Committee Financial Expert.” The Audit Committee held eight meetings during 2013.

The Compensation Committee is charged with several responsibilities, including: (1) evaluating and approving the compensation and fringe benefits provided to our executive officers and adopting compensation policies and practices that appropriately align pay and performance; (2) approving stock-based compensation plans and grants thereunder to employees or members of the Board; and (3) evaluating the compensation provided to the members of the Board and its committees. Present members of the Compensation Committee are Chairperson Robert E. Baker, David J. D’Antoni, Alexander B. Trevor and Paul S. Williams. The Compensation Committee held seven meetings during 2013.

Our executive officers also serve as executive officers of State Auto Mutual, and, in general, during 2013 the compensation expenses associated with our executive officers were allocated 65% to us and our subsidiaries and 35% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See also “Related Person Transactions—Transactions Involving State Auto Mutual.” It is for this reason that for the past several years a director of State Auto Mutual, who is a member of State Auto Mutual’s Nominating and

Governance Committee, attended the meetings of our Compensation Committee as a non-voting member. This State Auto Mutual director, Roger P. Sugarman, was then responsible to report matters discussed at our Compensation Committee meetings to State Auto Mutual’s Nominating and Governance Committee. This person was independent as defined by the Nasdaq Marketplace Rules. In late 2013, a change was made in these procedures, whereby the Board of Directors of State Auto Mutual established its own compensation committee composed of three State Auto Mutual directors. The members of the State Auto Mutual compensation committee now attend meetings of our Compensation Committee, rather than Mr. Sugarman, as observers with regard to the compensation and benefit matters applicable to our and their executive officers, and report on such matters to the State Auto Mutual board of directors. The members of the State Auto Mutual compensation committee are Chairperson Dwight E. Smith, Michael J. Fiorile and James E. Kunk. All three are independent as defined by the Nasdaq Marketplace Rules.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; (3) overseeing enterprise risk management on behalf of our Board (see “Enterprise Risk Management—The Board’s Role in Enterprise Risk Management”); and (4) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Board of Directors’ Ethical Principles. The members of the Nominating and Governance Committee are Chairperson David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert and S. Elaine Roberts. The Nominating and Governance Committee met four times in 2013. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement.

The Investment and Finance Committee oversees our investment functions and those of our insurance subsidiaries. The members of the Investment and Finance Committee are Chairperson David R. Meuse, Thomas E. Markert, Robert P. Restrepo, Jr., S. Elaine Roberts and Alexander B. Trevor. The Investment and Finance Committee met four times in 2013.

The standing Independent Committee principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. The Independent Committee also helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairperson Alexander B. Trevor, Robert E. Baker, David J. D’Antoni, and Paul S. Williams. The Independent Committee, which only meets as needed, held two meetings in 2013.

Compensation of Outside Directors and Outside Director Compensation Table

Our non-employee directors, who we refer to as our “outside directors,” receive compensation for the services they perform as members of our Board and the Board committees on which they serve. The charter for the Compensation Committee requires the Compensation Committee to annually review the compensation of our outside directors and recommend any changes to such compensation to our Board. In accordance with this requirement, the Compensation Committee reviewed the compensation of our outside directors at its November 2013 meeting with the assistance of Pay Governance, LLC, the Compensation Committee’s compensation consultant. At the meeting, Pay Governance, LLC discussed its report on director compensation which analyzed the director compensation data set forth in the proxy statements filed in 2013 by certain members of the Company’s peer group. Pay Governance, LLC found that this data supports the conclusion that the target total compensation for outside directors who do not serve as the chairperson of a Board committee is within the range of the peer group median compensation and could be left unchanged at $125,000. Pay Governance, LLC recommended that the additional cash retainer paid to each chairperson of our Board committees could be increased by $2,500 to reflect the median paid by the peer group. After considering Pay Governance, LLC’s report and analysis and the underlying data, the Compensation Committee decided to recommend that our Board increase the committee chairpersons’ retainers by $2,500 but maintain the current level of total compensation paid to the Lead Director and to outside directors who do not serve as the chairperson of a Board committee. Our

Board approved at its November 7, 2013 meeting the increase to committee chairpersons’ retainers recommended by the Compensation Committee.

The total compensation of our outside directors for 2013 was $125,000, with 52% paid in an annual cash retainer of $65,000 and 48% in equity compensation in the form of RSUs. No meeting fees are payable to any of our directors, as our directors are expected to attend and participate in all meetings of the Board and the Board committees on which they serve without the incentive of additional compensation. Our Board may, however, elect to pay additional meeting fees to directors if it determines that extraordinary circumstances warrant the formation of a special committee or necessitate a large number of meetings, but no additional meeting fees were paid to our directors in 2013. Each chairperson of our Board committees received an additional $5,000 annual cash retainer in 2013, other than the chairpersons of the Audit Committee and the Compensation Committee, who received an additional annual cash retainer of $15,000 and $10,000, respectively. Our Lead Director, Mr. Williams, was also paid an additional cash retainer of $20,000. We reimburse our outside directors for the travel expenses they incur to attend Board and committee meetings and an annual Board retreat. The Company also reimburses each of our outside directors for the travel expenses incurred by a guest of the outside director to attend the annual Board retreat, subject to applicable tax laws.

Our outside directors may defer all or any portion of the cash compensation they receive for Board or committee service under our deferred compensation plan for directors. The amount of cash compensation earned by each director in 2013, whether or not deferred, is included in the amounts shown in the “Fees Paid or Earned in Cash” column of the “2013 Outside Director Compensation” table set forth below.

Our outside directors also receive equity compensation in the form of RSUs granted pursuant to our Outside Directors Restricted Share Unit Plan (the “Directors’ RSU Plan”). An RSU is a unit representing one Common Share. The value of each RSU, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq Stock Market on the immediately previous trading day. Each outside director was granted 4,214 RSUs under the Directors’ RSU Plan promptly following our 2013 Annual Meeting of our Shareholders. To determine the number of RSUs granted to each outside director, the targeted annual equity compensation for each director is divided by the average daily closing price of a Common Share during the prior calendar year. In addition, whenever a dividend is paid with respect to our Common Shares, an amount equal to the value of the dividend is paid to the holders of RSUs with respect to each RSU in their account on the dividend record date in the form of additional RSUs. RSUs vest upon the completion of six months of service as an outside director from the date of grant.

Our Compensation Committee has the authority, in its capacity as the administrative committee under the Directors RSU Plan, to decrease or increase the annual award of RSUs to outside directors by 500 to 5,000 RSUs without shareholder approval. The Directors’ RSU Plan generally requires outside directors to hold their RSUs until their service on the Board terminates, at which time the director may settle the RSUs in cash or Common Shares payable, at the director’s election, in a single lump sum or in annual installments over a five- or ten-year period. An outside director elected or appointed to the Board outside of an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days after the date of election or appointment until our next annual meeting of shareholders.

2013 Outside Director Compensation

In 2013, our outside directors received the following compensation:

Name	Fees Paid or Earned in Cash ($)	Restricted Share Unit Awards ($)(1)	Total ($)
Robert E. Baker	75,000	73,197	148,197
David J. D’Antoni	70,000	73,197	143,197
Eileen A. Mallesch	80,000	73.197	153,197
Thomas E. Markert	65,000	73,197	138,197
David R. Meuse	70,000	73,197	143,197
S. Elaine Roberts	65,000	73,197	138,197
Alexander B. Trevor	70,000	73,197	143,197
Paul S. Williams	85,000	73,197	158,197

(1)

The total dollar amount shown in the Restricted Share Unit Awards column represents the cash value of the total number of RSUs awarded in 2013 valued at the closing price of Common Shares on the grant valuation date ($17.37 per RSU). This valuation, required for proxy statement reporting purposes, is based on a single day’s market value, which differs substantially from the one-year average price used to determine the actual grant. We believe the valuation methodology used by the Company is more representative of the value of the RSUs at the time of grant.

Outside Directors’ Ownership of Restricted Share Units and Stock Options

The following table sets forth the aggregate number of RSUs and stock options owned by each of our current outside directors as of March 7, 2014. These outstanding options were awarded to our directors under prior director stock option plans, which were replaced by the Directors’ RSU Plan in 2005. No stock options have been granted to any outside directors since 2004. The stock options, if unexercised, will expire on May 26, 2014.

Name	Number of Restricted Share Units	Number of Stock Options
Robert E. Baker	19,744	0
David J. D’Antoni	23,232	4,200
Eileen A. Mallesch	13,292	0
Thomas E. Markert	19,744	0
David R. Meuse	21,480	0
S. Elaine Roberts	23,232	4,200
Alexander B. Trevor	21,480	0
Paul S. Williams	23,232	4,200

Outside directors receive no other forms of compensation than as described in this section.

CORPORATE GOVERNANCE

Director Independence

The Nominating and Governance Committee has affirmatively determined that eight of our nine directors, namely Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert, David R. Meuse, S. Elaine Roberts, Alexander B. Trevor and Paul S. Williams, are “independent” as defined by the Nasdaq listing rules. The Nominating and Governance Committee made this determination based upon its review of information included in director questionnaires provided by each of the incumbent directors and a report by our General Counsel. This included information on the relationships between Mr. Meuse and Stonehenge Financial Holdings and RED Capital Group, two of his affiliates. From time to time we make investments in debt and equity funds sponsored by affiliates of these two companies and receive securities broker-dealer services from an affiliate of RED Capital Group. The Nominating and Governance Committee determined that Mr. Meuse is independent because our investments in the funds sponsored by, and the fees paid to, these two companies and their affiliates are not material to us or to them and Mr. Meuse’s relationships with these companies do not interfere with his independent judgment in carrying out his responsibilities as a director. The fees paid to either Stonehenge Financial Holdings and RED Capital Group in 2013 did not exceed $200,000.

Our Corporate Governance Guidelines expressly provide that four of the five standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, standing Independent, and Nominating and Governance Committees meet this standard. Our Board of Directors has concluded that the Investment and Finance Committee does not need to be comprised solely of independent directors. Robert P. Restrepo, Jr., who is our employee and thus does not qualify as an independent director under the Nasdaq Marketplace Rules, is a member of the Investment and Finance Committee.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of last year’s annual meeting of shareholders attended that meeting.

Executive Sessions of Independent Directors

Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq listing rules, during 2013 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual board of directors, without management present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) freedom from relationships or conflicts of interest that could interfere with that person’s duties as a director of the Company or to its shareholders; (ii) status as independent based on the then-current Nasdaq rules; (iii) business or professional skill and experience; (iv) temperament; (v) integrity; (vi) educational background; and (vii) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the Chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess firsthand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information, potential conflicts of interest and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the

Nominating and Governance Committee and the Chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Corporate Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Board Leadership

We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires that our senior executive team review major initiatives and actions with our Board prior to implementation.

Mr. Restrepo serves as both Chairman and Chief Executive Officer under our leadership structure. He also holds these same positions with our parent, State Auto Mutual. Our Board believes this leadership structure is appropriate given the overall corporate structure of our Company and State Auto Mutual. We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates which covers all of the property and casualty insurance written by our insurance subsidiaries. See “Related Person Transactions – Transactions Involving State Auto Mutual.” Because of the way our business is operated, our Board believes separating the positions of Chairman and Chief Executive Officer would cause unnecessary complexity and complications and perhaps cause a split in our strategic direction, in particular since our Board has received no indication from the State Auto Mutual Board that it is considering, or would consider, separating these positions in its leadership structure.

Our Board has adopted a counterbalancing governance structure which includes:

•	A designated independent Lead Director;

•	A Board composed entirely of independent directors other than the Chairman and Chief Executive Officer;

•	A Board composed entirely of directors independent from State Auto Mutual other than the Chairman and Chief Executive Officer;

•	Committees composed entirely of independent directors, with the exception of our Investment and Finance Committee; and

•	Established governance structures and processes and ethics guidelines.

Our Lead Director’s responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our Chairman and Chief Executive Officer, working with the Chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the Chief Executive Officer’s performance evaluation on behalf of the Compensation Committee of our Board. In May 2013, our Board re-elected Paul S. Williams to serve as Lead Director. Mr. Williams has served in that position since May 2010. We believe our Board leadership is effective and appropriate for our Company, given the specific circumstances of our overall corporate structure and operation in conjunction with State Auto Mutual, the established effectiveness of the Lead Director’s role on the Board, the Nominating and Governance Committee’s significant role in the nominee selection process for new or re-elected directors, the independence of eight of nine directors, and the effectiveness of the executive session meetings of independent directors at each regularly scheduled meeting of our Board.

Other Governance Issues of Interest

Formal Stock Ownership Holding Periods

The Company’s Ownership Guidelines require its Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options or vesting of restricted stock until the later of (i) the first anniversary of the date the officer exercised the stock options or vested in the restricted stock or (ii) the date on which the officer satisfies the Ownership Target Amounts. (See “Compensation Discussion and Analysis—Stock Ownership Guidelines.”)

Directors’ Stock Ownership Guidelines

Our Company’s Corporate Governance Guidelines contain the expectation that each of our outside directors will own Company shares or RSUs granted under the RSU Plan having a total market value of at least four times the then current cash portion of the director’s annual retainer. Each director has five years to attain this level of ownership. Our directors are required to hold all RSUs until their membership on the Board terminates.

As of March 7, 2014, all of our directors have satisfied their ownership requirements under these guidelines.

Anti-Hedging Policy

A policy adopted by our Board prohibits all Company employees and members of the Board from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Another policy adopted by the Board prohibits our Section 16 officers and members of the Board from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. (See “Compensation Discussion and Analysis—Anti-Hedging Policy.”)

Availability of Corporate Governance Documents

The following documents are available on our website at www.stateauto.com under “Investors” and then under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment and Finance Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Board of Directors’ Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

ENTERPRISE RISK MANAGEMENT

The Board’s Role in Enterprise Risk Management

Risk management activities include the development of strategies and implementation of actions intended to anticipate, identify, assess and manage risks. Our Board views enterprise risk management as an integral part of our business and strategic planning.

Our Board’s role in the process of enterprise risk management is one of oversight. The independent structure of our Board enables objective oversight of the process. The direct responsibility for enterprise risk management lies with our senior management. We utilize an internal enterprise risk management committee comprised of our Chief Executive Officer, our Chief Risk Officer (“CRO”) and other senior executives. Among other things, this internal committee works with business units across the Company in carrying out its responsibility of anticipating, identifying, assessing and managing significant risks facing our Company.

Our Board has delegated its enterprise risk oversight responsibility to various committees of the Board, believing risk oversight is best performed by the committee with relevant knowledge in its area of responsibility.

The Nominating and Governance Committee is the committee with primary responsibility for oversight of enterprise risk management on behalf of our Board. The Nominating and Governance Committee charter specifies that the Nominating and Governance Committee is responsible to monitor and discuss with management the Company’s major enterprise risks, and the programs and steps management has integrated or anticipates integrating into its practices and processes to address those risks. The charter also provides that the Nominating and Governance Committee is responsible to regularly review and discuss with management the Company’s risk appetite statement and monitor compliance with the risk appetite statement. The Nominating and Governance Committee annually reviews and evaluates the Company’s risk assessment and risk management programs as well as the Nominating and Governance Committee’s own effectiveness in performing its enterprise risk management oversight duties. The Nominating and Governance Committee focus includes consideration of risks that may affect the Company’s reputation. The Nominating and Governance Committee provides quarterly reports on its enterprise risk oversight activities to our Board.

To assist the Nominating and Governance Committee in discharging its duties under the committee charter, management provides quarterly reports which monitor the status of major risks inherent in our business, including credit risks, market risks, liquidity, underwriting risks, operational risks, strategic risks, legal risks, litigation risks, compliance and regulatory risks. In addition, the Nominating and Governance Committee regularly meets with our CRO, who reports to the Chairman and Chief Executive Officer. The CRO has direct access to the Nominating and Governance Committee, including quarterly executive sessions without other members of management in attendance. Besides meeting with the CRO, the Nominating and Governance Committee also meets periodically with our officers responsible for the adequacy of information security, and other members of management as the Nominating and Governance Committee deems appropriate.

Other Board committees provide enterprise risk management oversight in their specific areas of responsibility. The Audit Committee is responsible for oversight of risks related to accounting, auditing and financial reporting, establishing and maintaining effective internal controls, and the process for establishing insurance reserves. A practice of the Audit Committee is to meet regularly with the CRO for reports on selected risk areas and to meet periodically with our officers responsible for the adequacy of legal and regulatory compliance. The CRO and General Counsel have direct access to the Audit Committee, including quarterly executive sessions without other members of management in attendance.

The Investment and Finance Committee considers risks relevant to our investment portfolio and activities, capital management, liquidity and financing arrangements.

The Compensation Committee oversees the risks related to our compensation plans and arrangements. As required by its charter, the Compensation Committee annually reviews and monitors incentive compensation arrangements to confirm that incentive pay policies and practices do not encourage unnecessary risk taking, utilizing our independent compensation consultant and outside legal counsel in this process. The Compensation Committee reviews and discusses, at least annually, the relationship between the Company’s risk management policies and practices, corporate strategy and executive management compensation. Also, the Compensation Committee annually reviews and discusses with our Company’s management any disclosures required by SEC rules and regulations relating to the Company’s compensation risk management. This discussion includes, among other things, whether and the extent to which the Company compensates and incentivizes our associates in ways that may create risks that are reasonably likely to have a material adverse effect on the Company.

Risk Assessment in Compensation Programs

Following the Compensation Committee’s review with senior management, our independent compensation consultant and outside legal counsel of potential risks within the compensation programs, the Compensation Committee has concluded that no risks exist due to the compensation programs that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our named executive officers (NEOs).

Executive Summary

2013 Performance Summary

Our financial results for the most recent one- and three-year periods were generally below our targets and are reflected in the incentive payouts earned by our NEOs as highlighted below in “—2013 Compensation Summary.”

•	Financial Performance. Financial results for 2013 for our non-catastrophe loss ratio, combined ratio and return on equity were as follows (see page 33 for definitions of these terms):

•	Non-catastrophe loss ratio was 65.1% in 2013, which represented an improvement from 2012 but exceeded the threshold performance goal under our Leadership Bonus Plan (the “LBP”) for 2013.

•	Combined ratio was 103.1% in 2013, which represented an improvement from 2012 and almost met the target performance goal under the LBP for 2013.

•	Return on equity was 8% in 2013, which represented an improvement from 2012 and exceeded the Company’s target performance goal under the LBP for 2013.

•	Stock Price Performance. Our performance in 2013 contributed to an increase in the Company’s stock price of approximately 42% from December 31, 2012 to December 31, 2013.

2013 Compensation Summary

The Company’s recent financial results are reflected in the actual compensation earned by our NEOs for 2013, which was less than the target amounts for 2013.

•

Base Salary. The salaries of our NEOs increased by approximately 3% in 2013, which is consistent with the practices of other financial services and insurance companies (including many of our peers), except for Mr. Yano, whose base salary increased by approximately 9% in 2013 to move his compensation closer to the median level for similar executives in our competitive market.

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Short-Term Incentive Compensation. The payout on the Company performance goals under our Leadership Bonus Plan (the “LBP”) as a percentage of the target LBP bonus for 2013 (where the target percentage equals 100%) was 57.5% for Messrs. Restrepo, English and Yano, 64.3% for Mr. Fitch and 135.6% for Ms. Buss. The payout on the individual performance goals under the LBP as a percentage of the target LBP bonus for 2013 (where the target percentage equals 100%) was 90% for Mr. Restrepo, 144.5% for Mr. Fitch, 136% for Ms. Buss, 170% for Mr. English and 180% for Mr. Yano. The Committee exercised negative discretion to reduce the LBP payouts for 2013 to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the Committee reduced the payout to Mr. Fitch and Ms. Buss for 2013 (1) on the Company performance goals as a percentage of the target LBP bonus from 75.6% and 159.3%, respectively, and (2) on the individual performance goals as a percentage of the target LBP bonus from 170% and 160%, respectively.

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Performance Award Units. We awarded cash-based performance award units (“PAUs”) to our NEOs for the 2011-2013 performance period under the State Auto Financial Corporation Long-Term Incentive Plan, as amended (“LTIP”). We have not determined the value of these PAUs because the final peer group data for the 2011-2013 performance period has yet to be released. However, based on preliminary performance information indicating that the Company’s overall performance for the 2011-2013 performance period relative to the LTIP Peer Group (as defined below in “Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation—Performance Award Units—PAU Award Process”) falls within the 40th percentile, we currently expect that the PAUs awarded to our NEOs (except for Ms. Buss) for the 2011-2013 performance period will be valued significantly below target.

•	Equity Compensation. We awarded stock options in 2013 to our NEOs under our 2009 Equity Plan.

The following table shows for each NEO: (i) the targeted bonus payout under the LBP for 2013 and the actual payout under the LBP for 2013; (ii) the targeted value of the PAUs granted for the 2011-2013 performance period and the amount accrued by the Company for the PAUs granted for the 2011-2013 performance period; and (iii) the targeted value of the equity compensation awarded to our NEOs in 2013 and the value of the equity compensation awarded to our NEOs in 2013 as of December 31, 2013.

	Short-Term Incentive Compensation		PAUs		Equity Compensation		TOTAL
	Target	Actual	Target	Accrued	Target	Value	Target	Value
Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	$642,720	$421,817	$473,200	$189,280	$562,380	$556,118	$1,678,300	$1,167,215
Steven E. English Senior Vice President and Chief Financial Officer	$328,500	$281,295	$172,500	$69,000	$164,250	$162,424	$665,250	$512,719
Clyde H. Fitch Senior Vice President and Chief Sales Officer	$262,500	$221,340	$127,075	$50,830	$113,750	$112,487	$503,325	$384,657
Jessica E. Buss Senior Vice President, Specialty Lines	$200,750	$272,167	$101,699	$183,058	$118,625	$117,482	$421,074	$572,707
James A. Yano Senior Vice President, Secretary and General Counsel	$192,500	$169,650	$92,000	$36,800	$113,750	$112,487	$398,250	$318,937

Impact of State Auto Group on Compensation of NEOs

Understanding our corporate and management structure and our relationship with State Auto Mutual and the other members of the State Auto Group (as defined on page 69 of this Proxy Statement) is crucial to understanding our executive compensation program. We and our subsidiaries operate and manage our businesses together with State Auto Mutual and the other members of the State Auto Group under various pooling, management and cost sharing agreements under the leadership and direction of the same senior management team. See “Related Person Transactions—Transactions Involving State Auto Mutual” on page 69 of this Proxy Statement for a discussion of these agreements.

As a result, our NEOs are also officers of State Auto Mutual and provide services to the Company, State Auto Mutual and the other members of the State Auto Group (e.g., Mr. Restrepo serves as the Chairman, President and Chief Executive Officer of both the Company and State Auto Mutual). Therefore, when determining the compensation of our NEOs, the Committee takes into account the services our NEOs perform for the Company and the services they perform for State Auto Mutual and the other members of the State Auto Group. The Committee targets the total amount of each element of compensation payable to our NEOs at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group, as opposed to insurance companies similar in size to the Company (See “—Benchmarking of

Executive Compensation Program Elements” on page 27 of this Proxy Statement). The charts below set forth the total revenues and total assets of the median company within the NEO Peer Group and the Company and the total net written premiums and total admitted assets of the State Auto Group, in each case for the year ended and at December 31, 2012 (the companies included in the NEO Peer Group used for 2013 compensation decisions were selected based on 2012 financial data).

Total Revenues in 2012

Total Assets as of December 31, 2012

Because our NEOs perform services for the Company, State Auto Mutual and other members of the State Auto Group, we generally allocated the compensation expenses in 2013 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its subsidiaries and affiliates. The compensation of our NEOs as disclosed in this Proxy Statement, however, includes all compensation expenses for the services performed by our NEOs for the Company, State Auto Mutual and the other members of the State Auto Group. As a result, any analysis conducted regarding the Company and its peers based on the compensation disclosed in this Proxy Statement should consider that such disclosure includes compensation provided to our NEOs for services they performed for State Auto Mutual and the other members of the State Auto Group. The following table allocates the compensation reported for each NEO in the “Total” column of the Summary Compensation Table on page 46 of this Proxy Statement between the Company, on the one hand, and State Auto Mutual and certain of its subsidiaries and affiliates, on the other hand, based on the compensation expense allocation in effect on December 31, 2013 (i.e., 65% to the Company and 35% to State Auto Mutual and certain of its subsidiaries and affiliates):

	2013		2012		2011
	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual
Robert P. Restrepo, Jr.	$1,678,793	$903,966	$1,728,804	$930,894	$1,911,532	$1,029,286
Steven E. English	$645,535	$347,596	$531,101	$276,078	$591,273	$318,378
Clyde H. Fitch	$534,130	$287,609	$482,346	$259,724	$487,765	$262,642
Jessica E. Buss	$528,280	$284,189	$519,227	$239,583	$524,395	$282,366
James A. Yano	$484,778	$261,035	$379,295	$204,235	$412,027	$221,860

Pay for Performance

The Committee conducted a pay for performance analysis comparing (i) the total realizable pay earned by our CEO over the five-year period ended December 31, 2012 to the total realizable pay earned by the CEOs of each member of the NEO Peer Group over that period, and (ii) the total shareholder return (“TSR”), premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2012 to the TSR, premium growth, GAAP combined ratio, total equity growth and return on equity of the members of the NEO Peer Group over that period.

The total realizable pay used in our pay for performance analysis includes:

•	base salary earned during the five-year period;

•	actual annual cash bonuses earned during the period;

•

value of cash incentives, or the vesting date value (as opposed to the grant date value reported in the Summary Compensation Table) of stock incentives, earned for multi-year performance plans that began and ended during the period;

•

the vesting (versus grant date value) date value of service-based restricted stock awards granted during the period and the value of any unvested restricted stock grants made during the period based on the Company’s stock price as of December 31, 2012; and

•	any exercise gains of options granted during the period and paper value of any gains on any unexercised options received during the period based on the Company’s stock price as of December 31, 2012.

Based on input from its compensation consultant, Pay Governance, LLC, the Committee concluded that total realizable pay provides a more accurate basis for comparing the historical alignment of pay and performance than the information reported in the Summary Compensation Table. Unlike the amounts reported in the Summary Compensation Table, total realizable pay increases or decreases depending on our annual and long-term results and increases or decreases in our stock price and, as a result, better reflects the Company’s performance in comparison to the results of our peers.

The Committee uses a five-year period in its analysis to provide a long-term perspective and include multiple complete PAU performance periods. The Committee uses the NEO Peer Group (which includes insurance companies comparable to the State Auto Group in terms of both size and type of business) in its analysis because the Committee (i) takes into account the services our CEO performs for the Company and the services he performs for State Auto Mutual and the other members of the State Auto Group when determining the amount of his compensation and (ii) targets the total amount of each element of compensation payable to our CEO at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group (See “—Benchmarking of Executive Compensation Program Elements” on page 27 of this Proxy Statement for a more detailed description of the NEO Peer Group).

As shown in the chart below, (i) the total realizable pay earned by our CEO during the five-year period ended December 31, 2012 placed the Company in the 28th percentile when compared to the NEO Peer Group (the individual members of which are identified as diamonds in the chart below) and (ii) the TSR of the Company over the five-year period ended December 31, 2012 placed the Company in the 1st percentile when compared to the NEO Peer Group.

CEO REALIZABLE PAY vs. TSR: 2008 to 2012

The premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2012 placed the Company in the 23rd percentile, 5th percentile, 10th percentile and 6th percentile, respectively, when compared to the NEO Peer Group. Based on the percentile rankings of the Company yielded by our pay for performance analysis, both the Committee and Pay Governance, LLC concluded that the compensation we paid to our CEO for the five-year period ended December 31, 2012 was aligned with our performance for the period.

Modifications to Executive Compensation Program

We held our annual shareholder advisory vote regarding the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote, at our 2013 Annual Meeting of Shareholders. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 99% of the votes cast in favor of our 2013 “say-on-pay” resolution. Since our 2013 Annual Meeting of Shareholders, the Committee has considered the results of the 2013 “say-on-pay” vote in its evaluation of our executive compensation programs and practices. Based on the strong support our shareholders expressed at our 2013 Annual Meeting of Shareholders and the significant changes made to our executive compensation program and practices in 2011 and 2012, the Committee did not make any changes to our executive compensation program as a result of the 2013 “say-on-pay” vote. We did, however, make the following changes to our executive compensation program and practices, which we believe will better align the program with what we consider to represent good corporate governance practices and improve our executive compensation program and its administration.

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Amended the 2009 Equity Plan. The Board recommended amendments to our 2009 Equity Plan that our shareholders approved at our 2013 Annual Meeting of Shareholders. These amendments increased the number of common shares authorized for issuance under the 2009 Equity Plan, and also implemented the following changes, which we believe are more consistent with current best practices, including: (i) a prohibition on the replacement or repricing of certain stock option awards without shareholder approval; (ii) a minimum three-year vesting schedule for stock option and restricted stock awards; (iii) a prohibition on the grant of dividends and/or dividend rights on unearned performance shares; and (iv) a requirement that employment terminate within one year of a change in control or potential change in control to trigger accelerated vesting under the 2009 Equity Plan.

•

Revised Forms of Long-Term Incentive Awards. In 2013, the Committee provided 50% of each NEO’s total long-term incentive compensation opportunity in the form of stock options and 50% in the form of target PAUs In 2014, the Committee provided 20% of each NEO’s total long-term incentive compensation opportunity in the form of stock options, 65% in the form of target PAUs and 15% in the form of restricted stock. The Committee modified the forms of the awards included in the NEO’s long-term incentive compensation opportunity for 2014 to reduce our usage of Common Shares under our incentive plans, while continuing to emphasize the alignment of the interests of the NEOs with the interests of our shareholders, encourage associate retention and respond to evolving best practices in long-term incentive compensation.

•

Revised Charter of Compensation Committee. In its annual evaluation of the adequacy of its charter, the Committee determined that amendments to the charter were necessary to satisfy new requirements imposed by the NASDAQ Listing Rules. The Committee prepared a revised version of the charter and unanimously recommended it to the Board for approval. The Board approved the revised charter in May 2013.

Compensation Policies and Practices

We endeavor to maintain governance practices that are consistent with what we believe represent current best practices, including with respect to the oversight of our executive compensation program. Our compensation policies and practices include the following:

•

No Tax Gross-Up Payments. The executive change in control agreements between the Company and our NEOs do not entitle our NEOs to any tax gross-up payments. (See “Employment Agreements with Named Executive Officers” on page 55 of this Proxy Statement.)

•

Acceleration of Vesting of Equity Awards Subject to “Double Trigger.” The 2009 Equity Plan permits the accelerated vesting of awards upon a change of control only if the recipient’s employment with the Company terminates within one year of the change in control, provided, that if the change in control involves a change in the ownership of the Company and the successor entity does not provide benefits to the recipient of equal or greater value at the time of the change in control transaction, the award will automatically vest upon the closing of the transaction.

•

Stock Ownership Holding Periods. The Company’s Ownership Guidelines (as defined below in “Stock Ownership Guidelines”) require its Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options or vesting of restricted stock until the later of (i) the first anniversary of the date the officer exercised the stock options or (ii) the date on which the officer satisfies the Ownership Target Amounts (as defined below in “Stock Ownership Guidelines”).

•

Anti-Hedging Policy. All Company employees, including our NEOs, and members of the Board are subject to a Company policy that prohibits them from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Our executive officers and members of the Board are also subject to a Company policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

•	Independent Compensation Consultant. The Committee’s independent compensation consultant, Pay Governance, LLC, is engaged directly by the Committee and performs services solely for the Committee.

•

“Clawback” Obligations Imposed in Change of Control Agreements . The executive change of control agreements entered into between the Company and Mr. English, Mr. Fitch, Ms. Buss and Mr. Yano on October 28, 2011 and the employment agreement and executive agreement entered into between the Company and Mr. Restrepo on December 22, 2011 include a “clawback” provision that authorizes the Board to require the NEO to repay all or any portion of the severance benefits paid to the NEO thereunder upon the occurrence of the events described below in “Employment Agreements with Named Executive Officers” on page 55 of this Proxy Statement. If the Board determines that the NEO engaged in fraudulent conduct, the Board must seek repayment of such severance benefits.

•

Limited Perquisites. We provide our NEOs minimal perquisites not tied to individual or Company performance, which we believe are well below the typical practices of companies of comparable size and have limited cost.

•

Limited Committee Discretion to Increase Awards. Except for the individual performance component of the LBP, the Committee may not increase awards under our short-term or long-term incentive plans. The individual performance component of the LBP only represented 25% of the total target compensation of our NEOs for 2013. The Committee retains the discretion to decrease awards under our short-term or long-term incentive plans.

•	No Repricing of Underwater Stock Options. As stated in the 2009 Stock Plan, the Company will not reprice, replace or repurchase underwater stock options without first obtaining shareholder approval.

Executive Compensation Philosophy

We structure our executive compensation program to attract, retain, motivate and reward top caliber executives who deliver on the following key elements of our business strategy:

•	Top-Quartile Performance as measured against peers.

•	Enterprise Risk Management that is operationalized and integrated into our capital allocation, product development, pricing, claims and service capabilities.

•	Capital Management as measured by return on equity.

We continue to believe that achieving success in these areas will increase the price of our Common Shares over the long term and should be rewarded by our compensation program. In addition to incenting our executives to achieve success in these areas, our compensation program is also designed to:

•	Align the individual compensation of our executives with the long-term value delivered to our shareholders.

•	Offer compensation that reflects Company performance and is competitive.

•	Encourage appropriate share ownership while balancing short- and long-term perspectives.

Each element of our executive compensation program serves a unique role in establishing an appropriate balance between the rewards for short-term and long-term performance that we believe will support our efforts to increase the price of our Common Shares over the long-term. (See “Executive Compensation Program Elements” on page 29 of this Proxy Statement.)

How the Amount of Executive Compensation is Determined

Role of Committee, Senior Management, Compensation Consultants and Other Advisors

In carrying out its responsibilities, the Committee requests and receives regular input and recommendations from the Board, management, the Board of Directors of State Auto Mutual, an executive compensation consultant and other advisors. The Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation issues and the Company’s compensation issues and objectives. Management informs and assists the Committee in establishing and monitoring performance goals, and in refining our overall executive compensation program.

As a result of the sharing of services and compensation expenses among the Company and the other members of the State Auto Group (See “—Impact of State Auto Group on Compensation of NEOs” on page 21 of this Proxy Statement), the Board of Directors of State Auto Mutual is involved in the performance evaluation process of our CEO. In addition, members of State Auto Mutual’s Compensation Committee are permitted to attend the meetings of the Committee as observers. (See “Board of Directors and Board Committees—Board Committees and Committee Meetings” on page 10 of this Proxy Statement.)

In making compensation decisions related to both the form and the amount of compensation, the Committee has historically relied upon competitive information obtained from its compensation consultant. In 2013, the Committee engaged and utilized the services of Pay Governance, LLC, a compensation consultant. Pay Governance, LLC performs services solely for the Committee. During 2013, Pay Governance, LLC advised the Committee regarding (i) the effectiveness, competitiveness and design of our overall executive compensation program and of specific compensation packages for our NEOs and other executives, (ii) the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies, (iii) the composition of the NEO Peer Group, (iv) the content and form of this Compensation Discussion and Analysis and (v) the alignment between the compensation of our NEOs and our performance. During 2013, the Company did not engage Pay Governance, LLC or its affiliates for any services beyond its support of the Committee.

In 2013, the Committee requested and received completed questionnaires from Pay Governance, LLC and the Committee’s outside legal counsel relating to their respective independence. Based on the completed questionnaires and other factors, the Committee has confirmed the independence of Pay Governance, LLC and the Committee’s outside legal counsel and determined that its engagement of Pay Governance, LLC and the Committee’s outside legal counsel did not raise any conflict of interest.

Benchmarking of Executive Compensation Program Elements

We believe that in order to achieve the objectives of our executive compensation program, including retaining our executive talent, the Company must target competitive compensation. To determine what constitutes competitive compensation for our NEOs, the Committee considers data contained in (and analysis of such data provided by its compensation consultant):

•	proxy statements filed by other publicly-held insurance companies comparable to the State Auto Group in terms of both size and type of business (the “NEO Peer Group”); and

•	pay surveys of the insurance and financial services industry relating to public, private and mutually-owned insurance companies and public and private financial services companies (the “Survey Data”).

NEO Peer Group

The Committee, with input from its compensation consultant and management, approves property and casualty insurance companies to be part of the NEO Peer Group based on (i) their status as public companies and (ii) whether their size and business overlap with the State Auto Group, which is larger than the Company. Public companies are selected because they are required to publicly disclose detailed information in their SEC filings regarding the compensation of their NEOs and their executive compensation programs, which allows us to compare the competitiveness of the compensation of our NEOs and executive compensation program with those of our public company competitors. In considering business overlap, companies are selected that have a significant portion of their business in personal and commercial automobile, homeowners, specialty, workers compensation and commercial property and casualty insurance. The Committee considers premium volume, total assets, market capitalization and number of employees when determining whether a company’s size overlaps with the State Auto Group. Companies similar in size to the State Auto Group are selected because our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. Some of the companies in the NEO Peer Group, however, are substantially larger than the State Auto Group while others are smaller. Normally, companies included in the NEO Peer Group are within one-half to two times the size of State Auto Group. The size of the median company within the NEO Peer Group is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spinoffs and similar transactions.

The NEO Peer Group used for 2013 compensation decisions was comprised of the following 20 companies:

Alleghany Corporation	AmTrust Financial Services Inc.	Argo Group International Holdings, Ltd.
Cincinnati Financial Corporation	Erie Indemnity Company	Horace Mann Educators Corporation
Infinity Property & Casualty Corporation	Kemper Corporation	Meadowbrook Insurance Group, Inc.
Mercury General Corporation	Montpelier Re Holdings Ltd.	The Navigators Group, Inc.
Old Republic International Corporation	OneBeacon Insurance Group, Ltd.	Safety Insurance Group, Inc.
Selective Insurance Group Inc.	The Hanover Insurance Group	Tower Group Inc.
United Fire Group, Inc.	White Mountains Insurance Group

Survey Data

The Survey Data complements the NEO Peer Group information by providing broader comparisons, which allows us to more comprehensively assess the compensation we pay to our executive officers relative to the compensation paid in the insurance and financial services industry to similar positions.

Use of Compensation Data

When setting base salaries, short-term and long-term incentive compensation, we use NEO Peer Group data when it relates to a comparable position at the Company and Survey Data that relates to individuals in similar positions at insurers similar in size to the State Auto Group (which we refer to as our “competitive market”). We use NEO Peer Group data to benchmark the compensation of some NEOs and Survey Data to benchmark the compensation of our NEOs and other executives. If relevant data is available from both the NEO Peer Group and the Survey Data for a position, we average the results to determine the benchmark. For example, if the median level of base salary for chief executive officers reported by the NEO Peer Group and the Survey Data was $815,000 and $840,000, respectively, we would average the two results to establish a median base salary target of $827,500.

The Committee targets the total amount of compensation payable to our NEOs at or close to the median compensation level in the competitive market by setting the target amount of each element of compensation at or near the median level of compensation in the competitive market. Because it believes superior performance should be rewarded, the Committee provides our NEOs with the opportunity to earn total compensation in the 75th percentile (or higher) of the competitive market if performance significantly exceeds target results.

Conversely, if Company or individual performance is substantially below target or planned results, the Committee believes NEOs should receive substantially less than the median level of total compensation in the competitive market (i.e., in the bottom quartile). The total amount of compensation that the Committee targeted as payable to each of our NEOs for 2013 was reasonably competitive with the median level of compensation in the NEO Peer Group and the Survey Data, except for Mr. Fitch who is paid above this range due to his substantial experience and the importance of his skill set to our strategic objectives. Certain compensation elements for Mr. Restrepo, such as base salary, retirement benefits, employee benefits and executive perquisites, are subject to the terms of his employment agreement. (See “Employment Agreements with Named Executive Officers—Restrepo Employment Agreement” on page 55 of this Proxy Statement.)

The Committee also uses the compensation data disclosed in the proxy statements of members of the NEO Peer Group to conduct pay for performance comparisons that helps it (i) understand the expectations of companies within the NEO Peer Group regarding incentive payouts and (ii) evaluate our executive compensation program. The Committee also uses the Survey Data, in combination with information for the NEO Peer Group, to assess competitive pay levels and evaluate our executive compensation practices.

Use of Tally Sheets

The Committee uses tally sheets in its annual review of NEO compensation to review total compensation and each element of compensation provided to our NEOs. The tally sheets used by the Committee in its review of NEO compensation for 2013: (i) listed each individual element of compensation along with the amount earned in each category for 2010, 2011 and 2012; (ii) listed the target and maximum amounts of incentive compensation payable for 2012; and (iii) summarized the current value of employee benefits and perquisites. The tally sheets provide a useful perspective on the total value of NEO compensation and show how potential changes in one element of compensation may influence the other elements. The Committee also used tally sheets to evaluate each NEO’s total compensation in 2014.

Executive Compensation Program Elements

We believe that the mix of elements in our executive compensation program supports its objectives and provides appropriate reward opportunities. Each of these elements is discussed separately below, other than employee benefits which we offer to our NEOs on the same basis as all of our other employees and certain additional long-term disability benefits provided to Mr. Restrepo pursuant to his employment agreement in the event he is terminated by reason of disability. (See “Potential Payments Upon Termination or Change in Control—Restrepo Employment Agreement—Disability” on page 59 of this Proxy Statement.)

The Company applies the following principles in designing our executive compensation program to achieve the objectives of our executive compensation program:

•	The Company does not have a prescribed mix between cash and non-cash compensation and short- and long-term compensation;

•	The Company targets each element of executive compensation to approximate the median level of our competitive market so that total compensation is also positioned at median levels;

•

Neither the Committee nor the CEO considers the other elements of compensation available to NEOs, such as salary increases, annual bonuses, option gains and equity ownership, when setting any one element; and

•	Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available in the current year.

Some of our NEOs’ compensation is governed by the terms of specific agreements between the NEO and the Company. (See “—Contractual Arrangements with Named Executive Officers” beginning on page 43 of this Proxy Statement.)

The following chart shows the elements of our executive compensation program for 2013 (except for perquisites, which are minimal in nature).

*

In 2013, all of the NEOs were granted 50% of their total long-term incentive opportunity in the form of stock options and 50% in the form of target PAUs. In 2014, all of the NEOs were granted 20% of their total long-term incentive opportunity in the form of stock options, 65% in the form of target PAUs and 15% in the form of restricted stock.

**

These Company performance measures applied to each of the NEOs participating in the LBP in 2013 other than Mr. Fitch, for whom Company non-catastrophe loss ratio was replaced by standard lines non-catastrophe loss ratio, and Ms. Buss, for whom LBP Combined Ratio was replaced by specialty insurance combined ratio and Company non-catastrophe loss ratio was replaced by specialty insurance rate change.

Base Salary

Base Salary Adjustment Process

The Committee believes that in order for the Company to attract and retain the caliber of executives it needs to achieve both short- and long-term success it is critical for the Company to provide the NEOs with base salaries competitive with those provided to executives in our competitive market with similar skills, competencies, experience and levels of responsibility. Accordingly, the Committee may adjust the amount of an NEO’s base salary based on the median level of base salary for the NEO in our competitive market or to reflect a change in the NEO’s scope of responsibility or unique skills or expertise. These adjustments are subject to an aggregate base salary merit increase budget set by the Company based on our anticipated cost structure.

2013 Base Salaries of NEOs

The Committee set the 2013 base salaries of the NEOs in March 2013 as follows. The adjustments were based on: (i) an evaluation of each individual’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies. Mr. Yano’s adjustment was also based on the Committee’s desire to move his compensation closer to the median level for similar executives in our competitive market.

Named Executive Officer	2012 Base Salary ($)	2013 Base Salary ($)	Increase (Decrease) (%)
Robert P. Restrepo, Jr.	780,000	803,400	3
Steven E. English	425,000	438,000	3.1
Clyde H. Fitch	340,000	350,000	2.9
Jessica E. Buss	353,736	365,000	3.2
James A. Yano	320,000	350,000	9.4

2014 Base Salaries of NEOs

The Committee set the 2014 base salaries of the NEOs in March 2014 as follows. The adjustments were based on: (i) an evaluation of each individual’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies.

Named Executive Officer	2013 Base Salary ($)	2014 Base Salary ($)	Increase (Decrease) (%)
Robert P. Restrepo, Jr.	803,400	827,502	3.0
Steven E. English	438,000	450,000	2.7
Clyde H. Fitch	350,000	360,000	2.9
Jessica E. Buss	365,000	375,000	2.7
James A. Yano	350,000	360,000	2.9

Short-Term Incentive Compensation

The LBP—the short-term incentive plan in which our NEOs participate—is intended to provide personal liquidity to our NEOs, focus our NEOs on achieving our short-term strategic objectives and balance the focus of our long-term incentive plans. The following table shows the amount of short-term cash incentive compensation paid to each NEO for 2013 under the LBP. Total bonuses for the NEOs were below target, except for the bonus of Ms. Buss which reflects the performance of her business unit.

Named Executive Officer	Company Performance LBP Bonus ($)	Individual Performance LBP Bonus ($)	Total Short- Term Bonus ($)	Total Short-Term Bonus (%) (1)
Robert P. Restrepo, Jr.	277,205	144,612	421,817	65.6
Steven E. English	141,682	139,613	281,295	85.6
Clyde H. Fitch (2)	126,512	94,828	221,340	84.3
Jessica E. Buss (2)	203,912	68,255	272,167	135.6
James A. Yano	83,025	86,625	169,650	88.1

(1)	Expressed as a percentage of “target” where target is set at 100%.

(2)

The Committee exercised negative discretion to reduce the payouts for 2013 under the LBP to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the payouts to Mr. Fitch and Ms. Buss for 2013 (a) under the Company performance component of the LBP were reduced from $148,838 and $239,896, respectively, and (b) under the individual performance component of the LBP were reduced from $111,563 and $80,300, respectively.

Leadership Bonus Plan Bonuses

Basis for LBP Bonuses

The LBP is an annual cash incentive program for our executives. For our NEOs, the LBP consists of two components: (i) a Company performance component and (ii) an individual performance component. For 2013, 75% of an NEO’s LBP target bonus opportunity was based on Company performance relative to annual plan targets and 25% was based on individual performance. The Committee believes that this allocation appropriately focuses our NEOs on attaining objective, quantitative financial results based on the Company’s results and business plan, while also providing for the recognition of individual achievements and strategically important non-financial outcomes.

LBP Award Process

The Committee establishes individual performance goals at the beginning of each year and confirms the achievement of those results at the end of the year. The Committee normally establishes threshold, target and maximum performance goals that determine the amount of the Company performance bonus that is earned. At the end of the year, management provides the Committee with the audited financial results achieved by the Company for each performance measure selected by the Committee. Based on this information, the Committee certifies the extent to which the performance goals were achieved before payment of the Company performance bonus, if any, is made. The Committee retains the power to reduce, but not increase, the amount of any Company performance bonus payable to an NEO subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). (See “—Tax Deductibility of Executive Compensation” on page 43 of this Proxy Statement.)

Each year, the Committee, with input from the Board of Directors of State Auto Mutual, establishes, and evaluates the satisfaction of, the individual performance goals applicable to the CEO, and the CEO establishes, and evaluates the satisfaction of, the individual performance goals applicable to the other NEOs, for the individual performance component of the LBP. The Committee and CEO allocate a specific weight for each of the individual performance goals that they establish. The individual performance goals set for each NEO relate to specific strategic and business objectives relevant to that NEO’s area of responsibility and, as a result, the individual performance goals applicable to the individual performance LBP bonuses are unique for each NEO. The Committee, for the CEO, and the CEO, for the other NEOs, evaluate the satisfaction of the individual performance goals by designating the NEO’s performance for each individual performance goal into one of the following categories: (i) does not meet; (ii) somewhat meets; (iii) meets; (iv) somewhat exceeds; and (v) exceeds. The Committee and the CEO then determine, based on their evaluation of the satisfaction of the individual performance goals, whether the NEO’s overall performance met the threshold, target or maximum performance levels applicable to the individual performance component of the LBP and, therefore, merits the award of an individual performance LBP bonus.

LBP Bonus—2013 Company Performance Component

The following table shows the threshold, target and maximum amounts of 2013 Company performance LBP bonuses, both as a percentage of the NEO’s annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the Company’s performance goals.

	Company Performance Threshold		Company Performance Target		Company Performance Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	6	48,204	60	482,040	120	964,080
Steven E. English	5.625	24,638	56.25	246,375	112.5	492,750
Clyde H. Fitch	5.625	19,688	56.25	196,875	112.5	393,750
Jessica E. Buss	4.125	15,056	41.25	150,563	82.5	301,125
James A. Yano	4.125	14,438	41.25	144,375	82.5	288,750

The Committee selected LBP Combined Ratio, return on equity and non-catastrophe loss ratio as the performance measures for the Company performance component of the LBP for each of the NEOs participating in the LBP in 2013 other than Mr. Fitch and Ms. Buss. For Mr. Fitch, the Committee selected standard lines non-catastrophe loss ratio, as well as LBP Combined Ratio and the Company’s return on equity. For Ms. Buss, the Committee selected specialty insurance combined ratio and specialty insurance rate change, as well as the Company’s return on equity. The Committee selected these performance measures for our NEOs because it believes they: (i) align the individual compensation of our executives with the achievement of the strategic objectives of the State Auto Group; (ii) are among the most important drivers of a long-term increase in the price of our Common Shares and (iii) reward our NEOs for performance or results that are within their control or subject to their influence. The Committee believes the performance measures it selected for Mr. Fitch and Ms. Buss also serve to focus them on the performance of the operating segments for which they are responsible.

•

“LBP Combined Ratio” or “combined ratio” is a measure of the State Auto Group’s underwriting profitability and is equal to the sum of (i) the State Auto Group’s loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) the State Auto Group’s expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income), in each case based upon statutory accounting principles. The LBP Combined Ratio includes positive or negative catastrophe development from the prior year. LBP Combined Ratio is expressed as a percentage and a LBP Combined Ratio of less than 100% indicates profitability.

•	“Return on equity” is the percent determined by dividing STFC’s net income by STFC’s average stockholders’ equity, based upon generally accepted accounting principles.

•

“Non-catastrophe loss ratio” is a measure for all lines of business of the State Auto Group of the total losses and loss adjustment expenses (“LAE”) incurred as a percentage of the net earned premium. LAE are comprised of the allocated loss adjustment expenses (“ALAE”), or the costs that can be related to a specific claim, for all of the State Auto Group’s lines of business and the unallocated loss adjustment expenses (“ULAE”), or the costs incurred in the process of settling claims that cannot be attributed to a specific claim, in each case based upon statutory accounting principles.

•

“Standard lines non-catastrophe loss ratio” is a measure for all of the State Auto Group’s standard lines of business of the total losses and LAE incurred as a percentage of the net earned premium, in each case based upon statutory accounting principles.

•

“Specialty insurance combined ratio” for the State Auto Group’s specialty insurance segment is a measure of the profitability of the State Auto Group’s specialty insurance segment and is equal to the sum of (i) the State Auto Group’s specialty insurance segment’s loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) of the segment and (ii) the State Auto Group’s specialty insurance segment’s expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income) of the segment, in each case based upon statutory accounting principles. Specialty insurance combined ratio is expressed as a percentage and a ratio of less than 100% indicates profitability.

•

“Specialty insurance rate change” is a measure for all lines of business of the State Auto Group’s specialty insurance segment of the percentage change in premium rate charged for the current year compared to the premium rate charged for the prior year. For new products, a benchmark is substituted for the premium rate charged for the prior year.

The Committee assigned each of the performance measures applicable to an NEO an equal weight in determining the amount of any Company performance LBP bonus to balance profitability, shareholder return and growth.

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to Messrs. Restrepo, English and Yano for the Company performance component of the LBP for 2013:

	LBP Combined Ratio		Return on Equity		Non-Catastrophe Loss Ratio
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	105	10	1.0	10	65
Target	100	101	100	7.5	100	61.7
Maximum	200	97	200	10.0	200	58.7

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to Ms. Buss for the Company performance component of the LBP for 2013:

	Specialty Insurance Combined Ratio		Return on Equity		Specialty Insurance Rate Change
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	98.9	10	1.0	10	1.0
Target	100	95.2	100	7.5	100	5.0
Maximum	200	91.4	200	10.0	200	12.0

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to Mr. Fitch for the Company performance component of the LBP for 2013:

	LBP Combined Ratio		Return on Equity		Standard Lines Non-Catastrophe Loss Ratio
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	105	10	1.0	10	54.7
Target	100	101	100	7.5	100	51.4
Maximum	200	97	200	10.0	200	48.4

Target performance is equal to the goal for the financial measure set forth in the 2013 business plan presented by management and approved by the Board in March 2013 following review and discussion of the business plan with the Board of Directors of State Auto Mutual. The Committee believes that target performance is reasonable to attain but includes an element of “stretch” performance. Maximum performance goals are intended to reflect superior performance and, although possible, may be extremely difficult to attain. Threshold performance, which the Committee views as a minimally acceptable level of performance, is the lowest level of performance meriting any form of financial reward. The Committee recognizes that target performance may not be attained and believes that providing for payments to be made for threshold performance mitigates the incentive for NEOs and others to take excessive risks to achieve the target level of performance.

The following table shows (i) the result achieved for each Company performance measure applicable to our NEOs in 2013, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each such performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of the NEO’s target bonus for the Company performance component of the LBP:

Performance Measure	2013 Result	% of Target Payout for Result	Weight	Payout Value (% of Target)
LBP Combined Ratio (All NEOs except Ms. Buss)	103.1	47.5	.3334	15.8
Return on Equity (all NEOs)	8.0	125.0	.3334	41.7
Non-Catastrophe Loss Ratio (Messrs. Restrepo, English and Yano)	65.1	0	.3334	0
Standard Lines Non-Catastrophe Loss Ratio (Mr. Fitch)	52.9	54.3	.3334	18.1
Specialty Insurance Combined Ratio (Ms. Buss)	90.7	200	.3334	66.7
Specialty Insurance Rate Change (Ms. Buss)	7.9	153	.3334	51.0

The Committee exercised negative discretion to reduce the payouts for 2013 under the Company performance component of the LBP to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the payouts to Mr. Fitch and Ms. Buss for 2013 under the Company performance component of the LBP were reduced from $148,838 and $239,896, respectively, to $126,512 and $203,912, respectively.

LBP Bonus—2013 Individual Performance Component

The Committee, with the input of the Board of Directors of State Auto Mutual, established the individual performance goals applicable to the CEO’s individual performance LBP bonus for 2013. The CEO set the individual performance goals applicable to each of the other NEO’s individual performance LBP bonus for 2013. The following table shows the 2013 threshold, target and maximum payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs assuming attainment of each respective level of these individual performance goals. The Committee retains full positive and negative discretion to adjust awards made under the individual performance component of the LBP.

Named Executive Officer	Individual Performance Bonus Threshold		Individual Performance Bonus Target		Individual Performance Bonus Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	2	16,068	20	160,680	40	321,360
Steven E. English	1.875	8,213	18.75	82,125	37.5	164,250
Clyde H. Fitch	1.875	6,563	18.75	65,625	37.5	131,250
Jessica E. Buss	1.375	5,019	13.75	50,188	27.5	100,375
James A. Yano	1.375	4,813	13.75	48,125	27.5	96,250

The following table shows (i) the amount earned by each NEO for the individual performance component of the LBP for 2013, (ii) the value of the amount earned as a percentage of the NEO’s 2013 target bonus for the individual performance component of the LBP, (iii) a description of each individual performance goal set for each NEO for 2013 and (iv) the weight of each performance goal within the individual performance component of LBP:

Named Executive Officer	2013 Individual Performance LBP Bonus ($)		Payout Value (% of Target)	Performance Goal	Weight (%)
Robert P. Restrepo, Jr.	144,612		90	1. Homeowners Product Remediation (1)	15
				2. Personal Insurance Pricing (1)	15
				3. Business Insurance Pricing (1)	15
				4. Specialty Insurance Pricing (1)	15
				5. Achieve Claim Loss Adjustment Expense Ratio Target (1)	10
				6. Risk Management (1)	10
				7. Leadership Development (1)	10
				8. Cash Budget (1)	5
				9 Board Communications (1)	5
Steven E. English	139,613		170	1. Capital Management Strategy (1)	40
				2. Refinance the Company’s Senior Notes	30
				3. Leadership Development (1)	20
				4. Expense Management (1)	10
Clyde H. Fitch	94,828	(2)	144.5	1. Sales Management: Personal Insurance; Business Insurance; Specialty Insurance; and Distribution (1)	30
				2. Associate Development: Coaching; Employee Engagement; and Leadership (1)	30
				3. Field Management (1)	25
				4. Industry, Regulatory and Community Initiatives (1)	10
				5. Achieve Cash Budget Target (1)	5
Jessica E. Buss	68,255	(2)	136	1. Specialty Insurance Pricing (1)	20
				2. Profitable Growth (1)	20
				3. Achieve Loss Ratio Targets (1)	20
				4. Implement Policy Administration System for Targeted Business Lines (1)	15
				5. Achieve Expense Ratio Targets (1)	10
				6. Increase Franchise Value (1)	10
				7. Increase Associate Engagement (1)	5

Named Executive Officer	2013 Individual Performance LBP Bonus ($)	Payout Value (% of Target)	Performance Goal	Weight (%)
James A. Yano	86,625	180	1. Corporate Legal: Manage Corporate Legal to provide sound legal advice to the executive team, operational divisions and boards of directors. Ensure compliance with relevant laws and regulations. Oversee delivery of legal, compliance and government affairs projects.	35
			2. Board Relations: Continue to support and promote the executive team’s relationship with the Board and continue effective coordination of Board and committee meetings.	35
			3. Succession Planning (1)	15
			4. Support Initiation and Development of Enterprise Risk Office (1)	10
			5. Support Associate Engagement (1)	5

(1)

We are not disclosing a more specific description of this performance goal because doing so would reveal confidential information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm.

(2)

The Committee also exercised negative discretion to reduce the payouts for 2013 under the individual performance component of the LBP to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the payouts to Mr. Fitch and Ms. Buss for 2013 under the individual performance component of the LBP were reduced from $111,563 and $80,300, respectively, to $94,828 and $68,255, respectively.

For 2013, the Committee awarded Mr. Restrepo an individual performance bonus for, among other things, significantly improving Homeowners’ results, continuing to make progress in the Company’s claims area, continuing to address the Company’s IT strategy and infrastructure and strengthening the Company’s relationships with our agents. The size of the bonus reflected the Committee’s desire to achieve better financial results more consistently.

Mr. Restrepo recommended, and the Committee approved, individual performance bonuses for the other NEOs based primarily on the following accomplishments during 2013:

•

Mr. English exceeded target performance by successfully refinancing the Company’s debt in a cost effective and innovative manner, refining our planning and expense management processes saving significant expense dollars, strengthening the finance staff with high quality new leaders, and maintaining superior relationships with reinsurers, rating agencies, investors and bankers.

•

Mr. Fitch exceeded target performance by improving standard lines profitability, growing commercial lines, addressing personal lines profit issues, implementing responsive agency management actions, and enhancing our already high quality agency/company communications.

•

Ms. Buss exceeded target performance by broadening the specialty product portfolio and distribution network, recruiting new executive talent, building and broadening the underwriting teams, and successfully deploying a new technology platform to support future growth and profitability.

•

Mr. Yano exceeded target performance by continuing to deliver sound counsel to the Board, CEO and other senior executives, implementing an innovative leadership development program, enhancing our risk management capability, and continuing to achieve a high level of associate engagement.

LBP Bonus Opportunities—2014 Company and Individual Performance Bonuses

On March 6, 2014, the Committee set the total 2014 LBP bonus opportunities for our NEOs, including the Company performance and individual performance components of the LBP. The Committee used the same performance measures for the 2014 Company performance component of the LBP and assigned each such performance measure the same weight as in 2013. The Committee also set the threshold, target and maximum payout percentages for the Company performance and individual performance components of the LBP for 2014, including a range of payout levels between threshold and maximum. We believe that the disclosure of the specific performance measures for the Company performance and individual performance components of the LBP and the range of awards related to the achievement of such measures are reflective of our 2014 business plan, and as such constitute confidential information. We believe that the disclosure of this information in this Compensation Discussion and Analysis would cause us competitive harm. The Committee believes that the target performance goals are difficult but attainable. For 2012 and 2013, the payout on the Company performance goals was 6.1% and 57.5%, respectively, of the target LBP bonus (where the target percentage equals 100%) for all of our NEOs except for (i) Mr. Fitch, whose payout on the Company performance goals under the LBP for 2012 and 2013 was 44.4% and 75.6% (without applying the negative adjustment for RED), respectively, of his target LBP bonus and (ii) Ms. Buss, whose payout on the Company performance goals under the LBP for 2012 and 2013 was 132.8% and 159.3% (without applying the negative adjustment for RED), respectively, of her target LBP bonus. For 2014, the payment of an individual performance LBP bonus for our NEOs, if any, will be determined by the Committee and the CEO at the end of the Company’s 2014 fiscal year on the same basis as in 2013.

Long-Term Equity and Cash Incentive Compensation

The Committee awards long-term incentive compensation to our NEOs in the form of stock options under the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan, as amended (“2009 Equity Plan”), and PAUs under the LTIP. The Committee also occasionally grants restricted common shares. The Committee targets the long-term incentive compensation awards to the NEOs at the median of long-term incentive compensation awards in our competitive market. For 2013, the Committee provided 50% of each NEO’s total long-term incentive compensation opportunity in the form of stock options and 50% in the form of target PAUs For 2014, the Committee provided 20% of each NEO’s total long-term incentive compensation opportunity in the form of stock options, 65% in the form of target PAUs and 15% in the form of restricted stock. The Committee modified the forms of the awards included in the NEO’s long-term incentive compensation opportunity for 2014 to reduce our usage of Common Shares under our incentive plans, while continuing to emphasize the alignment of the interests of the NEOs with the interests of our shareholders, encourage associate retention and respond to evolving best practices in long-term incentive compensation.

Stock Options

Basis for Stock Option Awards

We believe that issuing stock options to our executives (i) encourages business behaviors that drive appreciation in the price of our Common Shares over the long-term because the stock options we award have no value unless the price of the underlying Common Shares increases from the date of grant and (ii) helps align the interests of our executives who hold stock options, including our NEOs, with the interests of our shareholders. Stock options also represent a significant element of the compensation paid to executives at many peer companies that we compete with for executive talent and build appropriate levels of Common Share ownership among our executive team. The Company has not and will not reprice or replace underwater stock options without first obtaining shareholder approval.

Stock Option Award Process

In 2013 and 2014, the Committee granted stock options to our NEOs representing the number of Common Shares set forth in the table below. Each grant of options consisted of non-qualified stock options with a ten-year exercise period, a three-year graduated vesting schedule (i.e., one third of the total options granted vests on each anniversary of the grant date for three years) and an option exercise price equal to the closing price of our Common Shares on the grant date.

Named Executive Officer	2013 Stock Option Awards (# of Common Shares)	Exercise Price ($)	2014 Stock Option Awards (# of Common Shares)	Exercise Price ($)
Robert P. Restrepo, Jr.	125,252	16.80	37,432	21.23
Steven E. English	36,582	16.80	10,905	21.23
Clyde H. Fitch	25,335	16.80	7,561	21.23
Jessica E. Buss	26,420	16.80	7,876	21.23
James A. Yano	25,335	16.80	7,561	21.23

The Committee grants stock options each year at the same time as other annual awards are determined, based on the CEO’s recommendations to the Committee, which the CEO determines using competitive market data. Although the Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee, the Committee did not exercise such discretion for the 2013 or 2014 stock option grants and instead implemented the CEO’s recommendations.

The Committee determined the number of stock options granted by multiplying (i) the average daily closing price of our Common Shares for the prior fiscal year (ii) by a “Black-Scholes” factor. The “Black-Scholes” factor is a financial model used to determine the current value of stock options and was provided to the Company by Pay Governance, LLC. Pay Governance, LLC advised the Committee that this method, which is consistent with the practice the Committee used in prior years, provides stability in option grants, is similar to the practices of other companies and prevents significant fluctuation in the number of options granted that may be caused by short-term swings in stock price associated with focusing on the closing stock price for a particular day.

Performance Award Units

Basis for PAU Awards

PAUs reward participants for achieving sustained financial results that we believe should increase the price of our Common Shares over the long term. The Committee also believes that PAUs balance the focus of our annual operating plan by rewarding participants for our financial results relative to the results of other property and casualty insurers, which is consistent with our executive compensation program objective to provide compensation relative to our performance as compared to the performance of our peers. In addition, PAUs minimize shareholder dilution as they are paid in cash.

PAU Award Process

PAUs are awarded annually by the Committee to the NEOs and are paid in cash at the end of a three-year performance period. The amount payable at the end of the performance period is determined by multiplying the number of PAUs by the “value” of the PAU at the end of the performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00 depending on our performance. The final value of a PAU depends on the State Auto Group’s performance relative to a peer group of other property and casualty insurers during the performance period (the “LTIP Peer Group”). The peer-comparison approach reduces the subjectivity involved in setting performance goals for a three-year period, which can be difficult, particularly in the current economic environment.

PAUs are valued based on the State Auto Group’s achievement of performance goals selected by the Committee compared against the results of the LTIP Peer Group during the three-year period. Each goal has threshold, target and maximum levels of performance. The target level for each performance measure is achieved if the State Auto Group’s performance equals the median level of performance of the companies in the LTIP Peer Group for such performance measure. The maximum level for each performance measure is achieved if the State Auto Group performs at or above the 80th percentile of the LTIP Peer Group. The threshold level of performance is achieved if the State Auto Group performs at the 20th percentile. No amount is payable for a performance measure if the State Auto Group performs below the 20th percentile.

For example, if at the end of the 2013–2015 performance period there are 60 insurance companies in the LTIP Peer Group, and if such companies are ranked 1 – 60 (best to worst) in average statutory combined ratio, each NEO will receive a target award if the State Auto Group’s three-year average statutory combined ratio is between the 30/31st ranked companies. A maximum award will be received if our three-year average statutory combined ratio equals or exceeds the 12th ranked company (equal to the group’s 80th percentile). Finally, a threshold award will be received if our three-year statutory combined ratio equals the 48th ranked company (or the group’s 20th percentile). The same comparison is performed for the other performance measures, with the results equally weighted to determine the final PAU value awarded to each NEO.

PAU Awards—2011-2013 Performance Period

PAUs awarded to each of the NEOs other than Ms. Buss for the 2011-2013 performance period are valued based on the achievement of three equally-weighted performance measures: (i) statutory combined ratio for the State Auto Group, (ii) the State Auto Group’s net written premium growth (excluding the impact of the quota share reinsurance agreement entered into by the State Auto Group on December 31, 2011 relating to its homeowners book of business (the “Quota Share Agreement”)) and (iii) the State Auto Group’s surplus growth (excluding the impact of the Quota Share Agreement). PAUs awarded to Ms. Buss for the 2011-2013 performance period are valued based on the achievement of three equally-weighted performance measures: (i) combined ratio for Rockhill, (ii) Rockhill’s net written premium growth and (iii) Rockhill’s surplus growth.

We have not determined the value of the PAUs awarded for the 2011-2013 performance period because the final LTIP Peer Group data for the 2011-2013 performance period has not been released as of the date of this Proxy Statement. However, based on preliminary performance information for the 2011-2013 performance period, we currently expect that the PAUs awarded for the 2011-2013 performance period will be valued below target for all of the NEOs, except for Ms. Buss. We currently expect that the PAUs awarded to Ms. Buss for the 2011-2013 performance period will be valued significantly above target. We will determine the value of the PAUs awarded to our NEOs for the 2011-2013 performance period (and pay such amount to our NEOs) in May 2013 after the final LTIP Peer Group data for the 2011-2013 performance period is released.

PAU Awards—2013

PAUs awarded to each of the NEOs for the 2013-2015 performance period are valued based on the achievement of target results for three equally-weighted performance measures: (i) statutory combined ratio for the State Auto Group, (ii) the State Auto Group’s net written premium growth (excluding the impact of the Quota Share Agreement) and (iii) the State Auto Group’s surplus growth (excluding the impact of the Quota Share Agreement). The performance measures selected by the Committee focus on our ability to appropriately price and underwrite business, control expenses, develop new products and services, invest in assets that best balance risks and rewards and enter new markets. They also assess long-term profitability and the capital we need to underwrite future business. We believe sustained, high levels of performance in each of these areas should create value for our shareholders.

The LTIP Peer Group used to determine our achievement of (i) the surplus growth performance measure applicable to PAUs awarded to our NEOs in 2013 and (ii) the direct written premium growth and direct, statutory combined ratio performance measures applicable to PAUs awarded to all of our NEOs in 2013 except for Ms. Buss consists of approximately 60 insurance companies included in the A.M. Best Total U.S. P&C Agency Companies Composite with net written premiums ranging from $0.5 billion to $5.0 billion. The LTIP Peer Group used to determine our achievement of the direct written premium growth and direct, statutory combined ratio performance measures applicable to PAUs awarded to Ms. Buss in 2013 consists of 49 surplus lines peers with net written premiums ranging from $100 million to $500 million and 29 workers compensation peers with net written premiums ranging from $25 million to $500 million.

For the 2013-2015 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2013 Target Units(#)	Target Award Value($)	Threshold Award Value($) (1)	Maximum Award Value($)
Robert P. Restrepo Jr.	562,380	562,380	224,952	1,124,760
Steven E. English	164,250	164,250	65,700	328,500
Clyde H. Fitch	113,750	113,750	45,500	227,500
Jessica E. Buss	118,625	118,625	47,450	237,250
James A. Yano	113,750	113,750	45,500	227,500

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

PAU Awards—2014

PAUs awarded for the 2014-2016 performance period are valued based on the achievement of three equally-weighted performance measures. The Committee selected the same performance measures for the 2014-2016 performance period as it did for the 2013-2015 performance period for the reasons discussed above in “—PAU Awards—2013.” For the 2014-2016 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2014 Target Units(#)	Target Award Value($)(1)	Threshold Award Value($)(1)	Maximum Award Value($)(1)
Robert P. Restrepo Jr.	753,027	753,027	301,211	1,506,054
Steven E. English	219,375	219,375	87,750	438,750
Clyde H. Fitch	152,100	152,100	60,840	304,200
Jessica E. Buss	158,438	158,438	63,375	316,876
James A. Yano	152,100	152,100	60,840	304,200

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

Retirement and Deferred Compensation

Retirement Plans

We maintain a defined benefit pension plan, referred to as our “Retirement Plan,” to recognize the career contributions and service of our employees, assist in the retention of our employees and provide our employees with income continuity into retirement. We also maintain a non-qualified Supplemental Executive Retirement Plan, referred to as our “SERP,” to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. All of our current NEOs are eligible to participate in the Retirement Plan and SERP except for Ms. Buss. The SERP enables highly compensated officers to achieve the same percentage of salary replacement as other employees upon retirement. An NEO is automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan. In addition to the standard SERP, we have entered into an individual SERP agreement with Mr. Restrepo to offset the impact of the relatively shorter duration of employment available to him at our Company. Under the Retirement Plan, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. Under the standard SERP, the amount of retirement benefits that an employee would be eligible to receive is determined solely by the employee’s actual period of service. The emphasis of our Retirement Plan and SERP on period of service may negatively affect our ability to attract a CEO who would not have the same opportunity to earn benefits under the Retirement Plan and SERP comparable to other employees with longer service periods. For this reason, the Committee approved the individual SERP agreement for Mr. Restrepo. Mr. Restrepo’s individual SERP agreement does not provide him with any additional age or service credits upon his entry into the plan. See “—Contractual Arrangements with Named Executive Officers—Employment Agreements” on page 43 of this Proxy Statement and “Retirement Plans” on page 52 of this Proxy Statement for more information regarding our retirement plans.

Defined Contribution Plan/401(k) Plan

We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code that we refer to as our “Retirement Savings Plan” or “RSP.” The RSP is intended to help ensure the long-term financial stability of our employees. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP. The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $17,500. In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, under which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010. See “Deferred Compensation Plans—Defined Contribution Plan/401(k) Plan” on page 53 of this Proxy Statement for more information regarding the RSP.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

We maintain a non-qualified, unfunded deferred compensation plan for eligible key employees, which we refer to as our “Shadow Plan.” Non-qualified plans provide highly compensated employees with the same retirement savings opportunities, on a relative basis, as other employees. Participants in non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Employees eligible to participate in the Shadow Plan include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who may choose to defer a portion of their salary beyond the amount matched by the RSP. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan. See “Deferred Compensation Plans—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan” on page 54 of this Proxy Statement for more information regarding the Shadow Plan.

Executive Perquisites

We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are well below the typical practices of companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that helps us attract and retain the best executives.

Contractual Arrangements with Named Executive Officers

Employment Agreements

The Company enters into employment agreements to provide appropriate protection to the employee and the Company and clarity to the employee and the Company about the Company’s expectations. The Company’s only current employment agreement is with Mr. Restrepo, its Chairman, President and Chief Executive Officer. The Company believes that having an employment agreement in place with Mr. Restrepo ensures leadership stability and focus and assists in long-term retention. The Company also believes that continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, also furthers the objectives of our executive compensation program.

The terms of Mr. Restrepo’s employment agreement were the result of arm’s length negotiations between the Committee and Mr. Restrepo. As is the case with most executive employment agreements, our employment agreement with Mr. Restrepo addresses separation and severance benefits in connection with the termination of his respective employment with us, either prior to or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties upon events resulting in the termination of the employment relationship. The terms of the employment agreement with Mr. Restrepo, including the severance and separation benefits provided to Mr. Restrepo upon the occurrence of certain termination events, are described in detail below under “Agreements with Named Executive Officers—Restrepo Employment Agreement.”

Change of Control Agreements

Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company. Change of control agreements also serve our shareholders’ interests by ensuring that senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. We entered into new change in control agreements, which we refer to as “executive agreements, with each of our NEOs in 2011. The terms of the executive agreements with our NEOs are described in detail below under “Agreements with Named Executive Officers—Executive Agreements.” The severance and separation benefits provided to the NEOs under their respective executive agreements are described below under “Agreements with Named Executive Officers—Restrepo Employment Agreement” and “Agreements with Named Executive Officers—English, Fitch, Buss and Yano Executive Agreements.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year for our NEOs unless certain specific criteria are satisfied. “Qualified performance-based compensation,” as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by shareholders and meet other requirements. Our shareholders have approved the material terms of the LBP, the 2009 Equity Plan and the LTIP as required by Section 162(m) of the Code. Accordingly, compensation paid for the attainment of Company performance-based awards under the LBP, stock options awarded under the 2009 Equity Plan and compensation paid for the attainment of the PAUs under the LTIP are intended to be deductible for federal income tax purposes under Section 162(m) of the Code. While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Committee has not adopted a policy requiring all compensation to be deductible. For example, compensation paid for the attainment of individual performance-based awards under the LBP are not intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Stock Ownership Guidelines

We have adopted stock ownership guidelines (“Ownership Guidelines”) for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive compensation program and primary reasons for awarding stock options — to build appropriate levels of Common Share ownership among our executive team. Each person subject to the Ownership Guidelines is required to acquire and maintain ownership of a designated number of Common Shares based on the person’s position with us (the “Ownership Target Amounts”). We revised our Stock Ownership Guidelines to also require our Section 16 officers to hold the net amount of Common Shares they obtain through the exercise of stock options or vesting of restricted stock until the later of (i) the first anniversary of the date the officer exercised the stock options or (ii) the date on which the officer satisfies the Ownership Target Amounts.

Equity grants vary based on an individual’s level in the Company, our competitive market data, the scope of the NEO’s responsibility and the number of Common Shares available for issuance under our equity compensation plans. As a result, it makes sense to also vary the level of ownership we require of these individuals based on their level in the Company and the number of option grants they receive. Following the promotion of several members of our executive management team to Senior Vice President positions and the reduction in the equity compensation awarded to our NEOs in 2014, the Committee determined that the difference between the Ownership Target Amounts applicable to Senior Vice Presidents and Vice Presidents was too large and, therefore, reduced the Ownership Target Amount applicable to Senior Vice Presidents from 30,000 to 15,000. The following Ownership Target Amount categories will remain in place until changed by the Committee:

Chairman/CEO	100,000	Common Shares
Senior Vice President	15,000	Common Shares
Vice President	7,000	Common Shares

Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary in Company stock through a payroll deduction plan. All Common Shares directly owned by officers count toward meeting their respective Ownership Target Amounts, including unvested restricted stock. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested “in-the-money” stock options. The following table shows the Ownership Target Amounts for the NEOs and the number of Common Shares currently owned by the NEOs as of March 7, 2014.

Named Executive Officer	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO (1)	Unvested Restricted Stock Owned by NEO	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Robert P. Restrepo, Jr.	100,000	88,199	30,352	78,572	197,123
Steven E. English	15,000	25,299	2,572	11,218	39,089
Clyde H. Fitch	15,000	20,123	1,783	16,168	38,074
Jessica E. Buss	15,000	9,319	1,857	2,651	13,827
James A. Yano	15,000	15,344	1,783	9,689	26,816

(1)

One-third of vested “in the money” stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company’s Common Shares (i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 7, 2014 and “in the money” based on a price of $21.54, which represents the average closing price for the Company’s Common Shares during the 30-period ending January 27, 2014.

Anti-Hedging Policy

Our anti-hedging policy prohibits all Company employees, including our NEOs, and members of the Board from engaging in certain hedging transactions relating to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party (e.g., the purchase or sale of puts, calls or listed options and hedging transactions such as prepaid variable forwards, equity swaps, caps, collars and exchange funds). Our executive officers and members of the Board are also subject to a policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Summary Compensation Table for 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert P. Restrepo, Jr.	2013	798,900	0	0		683,876	421,817	581,148	97,018	2,582,759
Chairman, President and Chief Executive Officer	2012	780,000	0	291,247	(6)	314,150	383,022	776,837	114,442	2,659,698
	2011	775,192	0	284,734	(6)	258,632	626,145	884,172	111,943	2,940,818

Steven E. English	2013	435,500	0	0		199,738	281,295	61,525	15,073	993,131
Senior Vice President and Chief Financial Officer	2012	420,192	0	0		51,783	207,840	121,112	16,152	817,079
	2011	392,308	0	64		106,582	257,475	133,774	19,448	909,651

Clyde H. Fitch	2013	348,077	0	0		138,329	221,340	98,920	15,073	821,739
Senior Vice President and Chief Sales Officer	2012	340,000	0	150		38,150	241,759	105,859	16,152	742,070
	2011	338,077	0	64		78,514	211,808	106,833	15,061	750,407

Jessica E. Buss	2013	362,834	0	0		144,253	272,167	0	33,215	812,469
Senior Vice President, Specialty Lines	2012	353,736	0	0		30,531	385,891	0	28,652	798,810
	2011	353,736	0	214		62,837	374,913	0	15,061	806,761

James A. Yano	2013	344,231	0	0		128,447	169,650	88,412	15,073	745,813
Senior Vice President,	2012	320,000	0	150		27,618	124,153	98,301	13,308	583,530
Secretary and General Counsel	2011	318,077	0	64		56,846	144,500	101,460	12,940	633,887

(1)

Except as described in other footnotes, the dollar amounts shown in this column represent the grant date fair value of Common Shares awarded to the NEOs on holidays and certain service anniversary milestones. These awards are made to all employees of the Company on the same basis and in the same amounts.

(2)

The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in the fiscal year indicated. The grant date fair value of each stock option granted was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”). For a discussion of the assumptions used in the calculations, see Note 13 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2013.

(3)

The amounts earned in 2013 by the NEOs with respect to the PAUs awarded in 2011 under our LTIP for the 2011-2013 performance period are not included in this column as the results for the 2011-2013 performance period applicable to such PAUs were not available as of the date of this Proxy Statement. We expect to determine the amounts payable to the NEOs with respect to such PAUs in May 2014.

For 2013 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2013 by each NEO under the Company performance component of the LBP and the individual performance component of the LBP:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	277,205	144,612	421,817
Steven E. English	141,682	139,613	281,295
Clyde H. Fitch	126,512	94,828	221,340
Jessica E. Buss	203,912	68,255	272,167
James A. Yano	83,025	86,625	169,650

For 2012 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2012 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the PAUs relating to the 2010-2012 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	28,579	140,400	214,043	383,022
Steven E. English	14,600	119,530	73,710	207,840
Clyde H. Fitch	84,941	89,250	67,568	241,759
Jessica E. Buss	176,126	79,590	130,175	385,891
James A. Yano	7,328	68,000	48,825	124,153

For 2011 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2011 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP, the Quarterly Performance Bonus Plan (the “QPB”) and the PAUs relating to the 2009-2011 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	85,800	127,776	28,224	384,345	626,145
Steven E. English	41,250	113,026	14,474	88,725	257,475
Clyde H. Fitch	35,063	83,322	12,303	81,120	211,808
Jessica E. Buss	176,868	62,369	12,800	122,876	374,913
James A. Yano	22,000	52,421	11,579	58,500	144,500

The Compensation Committee revised the QPB in 2012 to provide that participants in the LBP (i.e., our executives) may no longer participate in the QPB.

(4)

The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(5)	The table below shows the components of the “All Other Compensation” column for 2011 through 2013.

	Year	Company Matches ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Club Membership Dues ($)(c)	Legal Expenses ($)(d)	Insurance Premiums ($)		Total ($)
Robert P. Restrepo, Jr.	2013	27,962	6,148	17,011	2,790	0	43,107	(e)	97,018
	2012	27,300	7,402	30,018	2,790	4,013	42,919	(e)	114,442
	2011	27,132	6,486	17,826	2,790	12,015	45,694	(e)	111,943

Steven E. English	2013	8,925	6,148	0	0	0	0		15,073
	2012	8,750	7,402	0	0	0	0		16,152
	2011	12,962	6,486	0	0	0	0		19,448

Clyde H. Fitch	2013	8,925	6,148	0	0	0	0		15,073
	2012	8,750	7,402	0	0	0	0		16,152
	2011	8,575	6,486	0	0	0	0		15,061

Jessica E. Buss	2013	27,067	6,148	0	0	0	0		33,215
	2012	21,250	7,402	0	0	0	0		28,652
	2011	8,575	6,486	0	0	0	0		15,061

James A. Yano	2013	8,925	6,148	0	0	0	0		15,073
	2012	8,750	4,558	0	0	0	0		13,308
	2011	8,575	4,365	0	0	0	0		12,940

(a)

The dollar amounts in this column reflect Company-paid matches and contributions under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matches or contributions received preferential earnings or interest.

(b)	The dollar amounts in this column reflect spousal travel hosting on agent incentive trips.

(c)	All of the dollar amounts in this column reflect non-golf club membership dues.

(d)	The dollar amount in this column reflects certain legal expenses paid by the Company on behalf of Mr. Restrepo.

(e)

These dollar amounts reflect the income attributed to Mr. Restrepo as a result of the long term disability policy obtained by the Company to address its disability obligation under his Employment Agreement ($28,992 in 2013, 2012 and 2011), and an amount to reimburse Mr. Restrepo for the income tax liability that he incurred as a result of such policy ($14,115, $13,927 and $16,702 in 2013, 2012 and 2011, respectively).

(6)

These dollar amounts include the grant date fair value of the restricted common shares awarded to Mr. Restrepo under our 2009 Equity Plan. The grant date fair value of these restricted common shares was determined by multiplying the closing price of our Common Shares on the date of grant (13.53 and $17.03 for 2012 and 2011, respectively) by the number of restricted common shares granted.

Grants of Plan-Based Awards in 2013

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Robert P. Restrepo, Jr.:
Stock option award (1)	2-28-13						125,252	16.80	683,876
LBP Company performance award (2)	2-28-13		48,204	482,040	964,080
LBP individual performance award (3)	2-28-13		16,068	160,680	321,360
PAU award (4)	2-28-13	562,380	224,952	562,380	1,124,760

Steven E. English:
Stock option award (1)	2-28-13						36,582	16.80	199,738
LBP Company performance award (2)	2-28-13		24,638	246,375	492,750
LBP individual performance award (3)	2-28-13		8,213	82,125	164,250
PAU award (4)	2-28-13	164,250	65,700	164,250	328,500

Clyde H. Fitch:
Stock option award (1)	2-28-13						25,335	16.80	138,329
LBP Company performance award (2)	2-28-13		19,688	196,875	393,750
LBP individual performance award (3)	2-28-13		6,563	65,625	131,250
PAU award (4)	2-28-13	113,750	45,500	113,750	227,500

Jessica E. Buss:
Stock option award (1)	2-28-13						26,420	16.80	144,253
LBP Company performance award (2)	2-28-13		15,056	150,563	301,125
LBP individual performance award (3)	2-28-13		5,019	50,188	100,375
PAU award (4)	2-28-13	118,625	47,450	118,625	237,250

James A. Yano:
Stock option award (1)	2-28-13						25,335	16.80	138,329
LBP Company performance award (2)	2-28-13		14,438	144,375	288,750
LBP individual performance award (3)	2-28-13		4,813	48,125	96,250
PAU award (4)	2-28-13	113,750	45,500	113,750	227,500

(1)

In 2013, all of our NEOs received options under our 2009 Equity Plan. The options shown in this column were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options. The grant date fair value of these options was determined in accordance with ASC Topic 718. These options have not been re-priced or otherwise materially amended. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(2)

In 2013, all of our NEOs participated in the LBP, an annual cash incentive bonus plan that has a Company performance component and an individual performance component. For our NEOs, awards for the Company performance component of the LBP are based solely upon the achievement of certain Company performance measures established by the Compensation Committee at the beginning of a performance year. The Company performance measures for our NEOs for 2013 were LBP Combined Ratio (or specialty insurance combined ratio in the case of Ms. Buss), return on equity and non-catastrophe loss ratio (or standard lines non-catastrophe loss ratio and specialty insurance rate change in the case of Mr. Fitch and Ms. Buss, respectively). The actual payments made to each NEO for the Company performance component of the LBP for 2013 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the Company performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(3)

For our NEOs, awards for the individual performance component of the LBP are based on the attainment of individual performance goals for a performance year. Our Compensation Committee, with input from the Board of Directors and the State Auto Mutual Board, establishes the individual performance goals for the CEO. The CEO establishes the individual performance goals for the other NEOs. The actual payments made to each NEO for the individual performance component of the LBP for 2013 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the individual performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(4)

In 2013, all of our NEOs were selected to participate in the LTIP, a cash incentive bonus plan, for the performance period beginning January 1, 2013 and ending December 31, 2015. Under the LTIP, the NEOs receive performance award units, or “PAUs,” the value of which is determined by our Company’s performance in three equally weighted measures—direct, statutory combined ratio for the State Auto Group, the State Auto Group’s direct written premium growth and the State Auto Group’s surplus growth—in comparison to the LTIP Peer Group over the three-year performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00. For a further discussion of the LTIP, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2013 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. Restrepo, Jr.	30,000	0	0	31.94	3/1/16	38,233	812,069
	23,012	0	0	29.53	5/2/17
	49,624	0	0	25.81	3/5/18
	52,088	0	0	14.49	3/4/19
	53,015	0	0	18.78	3/3/20
	35,436	17,454	0	17.03	3/2/21
	31,352	62,705	0	13.53	2/28/22
	0	125,252	0	16.80	2/27/23

Steven E. English	2,500	0	0	30.86	5/26/14
	3,252	0	0	30.75	5/31/14
	2,500	0	0	26.45	5/9/15
	6,300	0	0	33.50	5/16/16
	5,910	0	0	29.53	5/2/17
	10,834	0	0	25.81	3/5/18
	12,025	0	0	14.49	3/4/19
	18,601	0	0	18.78	3/3/20
	14,603	7,193	0	17.03	3/2/21
	5,491	10,982	0	13.53	2/28/22
	0	36,582	0	16.80	2/27/23

Clyde H. Fitch	18,850	0	0	25.72	11/4/17
	10,834	0	0	25.81	3/5/18
	10,994	0	0	14.49	3/4/19
	17,351	0	0	18.78	3/3/20
	5,460	10,596	0	17.03	3/2/21
	7,615	3,807	0	13.53	2/28/22
	0	25,335	0	16.80	2/27/23

Jessica E. Buss	8,610	4,240	0	17.03	3/2/21
	3,047	6,094	0	13.53	2/28/22
	0	26,420	0	16.80	2/27/23

James A. Yano	5,682	0	0	29.53	5/2/17
	7,527	0	0	25.81	3/5/18
	7,929	0	0	14.49	3/4/19
	12,322	0	0	18.78	3/3/20
	7,789	3,836	0	17.03	3/2/21
	2,756	5,513	0	13.53	2/28/22
	0	25,335	0	16.80	2/27/23

*	The closing price of our Common Shares on December 31, 2013 was $21.24.

(1)

All options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•	Options expiring March 2, 2021 were granted on March 3, 2011. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 3, 2014.

•	Options expiring February 28, 2022 were granted on March 1, 2012. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 1, 2015.

•

Options expiring February 27, 2023 were granted on February 28, 2013. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of February 28, 2016.

(2)

All restricted common shares listed in this table vest on the third anniversary of the date of grant. Accordingly, 16,707 of such shares vested on March 3, 2014 and 21,526 of such shares will vest on March 1, 2015.

Option Exercises and Stock Vested in Fiscal 2013

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Robert P. Restrepo, Jr.	0	—	16,707	333,806
Steven E. English	0	—	0	—
Clyde H. Fitch	0	—	0	—
Jessica E. Buss	0	—	0	—
James A. Yano	0	—	0	—

(1)

Mr. Restrepo surrendered 5,560 of these Common Shares to pay the tax obligations he incurred in connection with the vesting of the 16,707 shares of restricted stock. Mr. Restrepo has not sold the remaining Common Shares that he acquired upon the vesting of the restricted stock as such Common Shares are subject to a one-year holding requirement following the vesting date.

Retirement Plans

Retirement Plan

We maintain a defined benefit pension plan, referred to as our “Retirement Plan.” The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our current NEOs and other employees hired before January 1, 2010 are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.

Supplemental Executive Retirement Plans

Our SERP, which mirrors the Retirement Plan, provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Committee previously approved participation in this SERP for all NEOs. Executives are now automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

In addition to the standard SERP discussed above, we have entered into an individual SERP agreement with Mr. Restrepo to offset the impact of the relatively shorter duration of employment available to him at our Company. We have a mandatory retirement age of 65 for certain officers. Mr. Restrepo is currently 63 and has been an employee for eight years. The Retirement Plan and the standard SERP, discussed above, both use a career average plan formula for benefit determinations. Under those plans, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. For this reason, the Committee approved the individual SERP agreements for Mr. Restrepo. (See “Employment Agreements with Named Executive Officers” on page 55 of this Proxy Statement.)

Pension Benefits in Fiscal 2013

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Robert P. Restrepo, Jr.	Retirement Plan	8		82,384	0
	SERP	8		184,216	0
	Individual SERP	8		314,547	0

Steven E. English	Retirement Plan	13	(2)	30,204	0
	SERP	13	(2)	31,321	0

Clyde H. Fitch	Retirement Plan	6		72,579	0
	SERP	6		26,341	0
Jessica E. Buss (3)

James A. Yano	Retirement Plan	7		69,369	0
	SERP	7		19,043	0

(1)

The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of (i) 1.75% of a participant’s “covered compensation” multiplied by the participant’s years of service, plus (ii) 0.65% of a participant’s covered compensation multiplied by the participant’s years of service. The normal form of benefit is a single life annuity; however, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant’s benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59, and 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2013, no NEOs were eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits in a lump-sum upon their retirement.

(2)

Includes Mr. English’s one year of service with Meridian Insurance Group, Inc. (“MIGI”). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $25,742 within the Retirement Plan and $13,989 within the SERP).

(3)	Ms. Buss is not eligible to participate in the Retirement Plan or SERP and is not a party to an individual supplemental executive retirement plan.

Deferred Compensation Plans

Defined Contribution Plan/401(k) Plan

Our defined contribution plan, which we refer to as the “Retirement Savings Plan” or “RSP,” is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant may elect to contribute from 1% to 50% of his or her base salary to the RSP. The deferred amount is contributed to the RSP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance may be invested in Common Shares. None of our NEOs made this election.

The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $16,500. This equates to a Company contribution in the RSP of 58 cents for each salary dollar contributed by an employee who contributed a full 6% of salary to RSP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.

In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP on the terms discussed above or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

Our Non-Qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees. Eligible employees include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan.

The total amount of salary deferred under the RSP and the Shadow Plan cannot exceed in the aggregate 50% of a participant’s base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants, which the participants may modify on a daily basis. Participants may choose from a variety of mutual fund-type investment options, and elect a five or ten-year payout option or a “date-certain” distribution option for withdrawal of funds from the Plan. Neither the Shadow Plan nor the RSP provides for above market or preferential earnings opportunities for any participant.

Nonqualified Deferred Compensation for Fiscal 2013

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert P. Restrepo, Jr.	35,073	19,037	99,694	0	529,747
Steven E. English	0	0	(7)	0	577,400
Clyde H. Fitch	0	0	2,694	0	25,217
Jessica E. Buss	5,392	0	2,585	0	19,481
James A. Yano	0	0	6,134	0	26,306

(1)

Contributions by the NEO or by us, as the case may be, were made pursuant to the State Auto Property & Casualty Insurance Company’s Amended and Restated Incentive Deferred Compensation Plan, referred to as our “Shadow Plan.”

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation Table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table and are discussed in the footnotes thereto.

(4)

The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2013 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our RSP.

Employment Agreements with Named Executive Officers

Restrepo Employment Agreement

We entered into a new employment agreement with Robert P. Restrepo, Jr., our Chairman, President and Chief Executive Officer, on December 22, 2011. The employment agreement has a four-year term ending on December 31, 2015, unless terminated earlier due to Mr. Restrepo’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause. Mr. Restrepo’s retirement from the Company, whether initiated by Mr. Restrepo or mandatory, will be treated as his voluntary termination of employment.

Under his employment agreement, Mr. Restrepo receives an annual base salary and is entitled to participate in the LBP, the QPB (for so long as the Company continues to offer the QPB to its executives), the LTIP, any Company employee stock purchase plan, the Retirement Plan, the RSP, the SERP, the Restrepo SERP (as defined below) and the 2009 Equity Plan, and is eligible to participate in all other incentive compensation plans, stock purchase plans, retirement plans, equity-based compensation plans and fringe benefits generally made available to executives of the Company. The employment agreement further provides that unless Mr. Restrepo otherwise agrees (i) his annual base salary shall not be less than $780,000, (ii) his target bonus under the LBP shall not be less than 75% of his then-current annual base salary and (iii) his potential bonus compensation under the LBP shall not be less than his potential bonus compensation under the LBP as of December 22, 2011. The compensation paid to Mr. Restrepo in 2011, 2012 and 2013 is set forth in the “Summary Compensation Table” on page 46 of this Proxy Statement.

Mr. Restrepo’s employment agreement also imposes post-employment covenants that prohibit Mr. Restrepo from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. Restrepo’s separation of service with the Company, provided, that the non-competition obligations will only continue for a period of one year if Mr. Restrepo’s separation from service with the Company is voluntary.

The severance and separation benefits provided to Mr. Restrepo under his employment agreement upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Employment Agreement.” Mr. Restrepo may be required to repay all or any part of such severance and separation benefits if:

•	Mr. Restrepo violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. Restrepo;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) Mr. Restrepo engages in conduct detrimental to the Company that causes or substantially contributes to the need for the financial statement restatement; and (iii) the amount of his severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	Mr. Restrepo engages in (i) any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or (ii) any fraudulent conduct.

Mr. Restrepo is also eligible to participate in an individual Supplemental Executive Retirement Plan established for him by the Company (the “Restrepo SERP”). The Restrepo SERP generally provides Mr. Restrepo with supplemental retirement benefits to the extent necessary to cause his aggregate retirement benefits to equal 50% of his average total cash compensation during his final three years of employment by the Company; provided, however, that the benefits payable pursuant to the Restrepo SERP will be proportionately reduced if Mr. Restrepo has less than 20 years of service with the Company at retirement. The Company has a mandatory retirement age of 65 for executive officers, and Mr. Restrepo was age 55 when he began his employment with the Company. As a result, Mr. Restrepo will have no more than 10 years of service with the Company when he reaches mandatory retirement age, which will reduce the benefits payable pursuant to the Restrepo SERP accordingly.

Change of Control Agreements with Named Executive Officers

We entered into a new change in control agreement, which we refer to as “executive agreements,” with each of our NEOs in 2011. The terms of each executive agreement were the result of arm’s length negotiations between the Committee and the executive. Each of the executive agreements define a “Change of Control” to include the following:

•

any person becomes the direct or indirect owner of 30% or more of the combined voting power of the Company’s then outstanding securities, except for acquisitions by the Company or certain of its affiliates or by any employee benefit plan maintained by the Company or certain of its affiliates;

•	a majority of the Board is comprised of other than continuing directors;

•	any event or transaction occurs that the Company would be required to report as a change in control under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

•

a merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent more than 50% of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

•

a sale, exchange, lease, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company (including the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis);

•	a reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; and

•

State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

Restrepo Executive Agreement

We entered into a new executive agreement with Mr. Restrepo on December 22, 2011 contemporaneously with our entry into his new employment agreement. The term of Mr. Restrepo’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. Restrepo’s executive agreement will terminate if his employment terminates prior to a Change of Control unless the termination occurs in the event of a pending Change of Control event.

We will provide certain severance benefits to Mr. Restrepo under his executive agreement if Mr. Restrepo incurs a separation of service (as defined by Section 409A of the Code) during the term of his executive agreement:

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Restrepo for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. Restrepo’s termination.

The severance and separation benefits provided to Mr. Restrepo under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Executive Agreement.”

Mr. Restrepo’s executive agreement also provides that, for a period of five years after the earlier to occur of a Change in Control or a separation of service, we would provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless Mr. Restrepo to the fullest extent permitted under Ohio law if he is made a party to any proceeding by reason of having served as our director, officer or employee.

English, Fitch, Buss and Yano Executive Agreements

We also entered into new executive change of control agreements in 2011 with certain of our other executive officers, including Mr. English, Mr. Fitch, Ms. Buss and Mr. Yano. The executive agreements of Mr. English, Mr. Fitch, Ms. Buss and Mr. Yano were effective October 28, 2011 for a three-year term. If a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the earlier to occur of the 36-month anniversary of the date of the Change of Control or the date on which the executive reaches age 65. The executive agreement will terminate if the executive’s employment terminates prior to a Change of Control.

We will provide certain severance benefits to the executive under the executive agreement if during the term of his or her executive agreement the executive’s employment is terminated:

•	by us at any time within 24 months after a Change of Control (for any reason other than for cause, the death or disability of the executive or his mandatory retirement at age 65);

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive’s termination.

The severance and separation benefits provided to each of our other executives under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—English, Fitch, Buss and Yano Executive Agreements.”

These executive agreements prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or any portion of the severance benefits if:

•	the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) the executive engages in conduct detrimental to the Company that causes or substantially contributes to the need for the financial statement restatement; and (iii) the amount of his or her severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	the executive engages in (i) any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or (ii) any fraudulent conduct.

These executive agreements also provide that, for a period of five years after a Change of Control, we will provide the executive with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law if he or she is made a party to any proceeding by reason of having served as our director, officer or employee.

Potential Payments Upon Termination or Change in Control

Restrepo Employment Agreement

Mr. Restrepo’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Termination for Cause. If Mr. Restrepo is terminated for cause, he would be entitled to receive his base salary through the date of termination plus any compensation to which he would have been entitled under the LBP, QPB and LTIP as then in effect. Mr. Restrepo’s employment agreement defines cause as:

•

the willful and continued failure of the executive to perform the executive’s duties (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive’s duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on the Company;

•	the breach of any of the confidentiality, non-competition or non-solicitation covenants imposed by the employment agreement; or

•	the willful failure by the executive to comply with any code of conduct or code of ethics applicable to the executive.

For purposes of the definition of cause, no act or failure to act, on the part of the executive, will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company.

Termination Without Cause. If Mr. Restrepo is terminated without cause (other than in the event of his death, disability or retirement), he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until December 31, 2015;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and LTIP for the two years immediately preceding the year in which the employment agreement is terminated; and

•

an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by the lesser of 24 or the number of months from the date of termination until December 31, 2015.

In addition, if Mr. Restrepo is terminated without cause, any stock options granted to Mr. Restrepo shall vest on the termination date.

Death. In the event Mr. Restrepo dies while employed by State Auto, his beneficiaries will receive his then-current base salary for the lesser of 12 months or until December 31, 2015 plus a pro rata share of the compensation he earned under the QPB, LBP and LTIP as of the date of death.

Disability. If Mr. Restrepo becomes disabled for more than six consecutive months in any 12-month period, the Company may terminate Mr. Restrepo’s employment. In the event of a termination for disability, Mr. Restrepo would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. After the date of termination, he would be entitled to receive 80% of his then-current base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, until the earlier to occur of the end of the period of his disability or December 31, 2015. In addition, Mr. Restrepo shall continue to receive such health insurance benefits as he and his spouse receive on the date of the disability and such group life insurance as Mr. Restrepo has in place on his life as of the date of the disability.

Voluntary Termination. If Mr. Restrepo voluntarily terminates his employment, including retirement initiated solely by Mr. Restrepo and mandatory retirement on December 31, 2015, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the QPB, LBP or LTIP as then in effect, provided, that he is employed by State Auto on the date such compensation is paid under the QPB, LBP or LTIP.

Restrepo Executive Agreement

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. Restrepo under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement under the circumstances set forth above under “Change of Control Agreements with Named Executive Officers—Restrepo Executive Agreement”:

•	a lump sum cash payment equal to 2.99 times Mr. Restrepo’s then-current annual base salary (subject to reduction if Mr. Restrepo is within two years of mandatory retirement on December 31, 2015);

•

a lump sum cash payment equal to 2.99 times the sum of (i) the average of the annual aggregate bonuses Mr. Restrepo earned under the LBP for the two years immediately preceding the year in which the Change of Control occurs and (ii) the total bonus payable to Mr. Restrepo under the QPB during the year immediately preceding the year in which the Change of Control occurs (subject to reduction if Mr. Restrepo is within two years of mandatory retirement on December 31, 2015);

•

an amount equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by the lesser of 24 or the number of months from the date of termination until December 31, 2015;

•

life and accidental death and dismemberment insurance coverage and disability insurance coverage (other than payment of income replacement benefits) for a two-year period commencing on the date of termination or until December 31, 2015, whichever is earlier;

•

retirement benefits in an amount equal to the excess of (i) the retirement benefits that would be payable to Mr. Restrepo or his beneficiaries, under the defined benefit retirement plans in which Mr. Restrepo participates (including the SERP and the Restrepo SERP) if (A) the terms of such plans were those most favorable to Mr. Restrepo and (B) Mr. Restrepo’s highest average annual compensation as defined under such defined benefit retirement plans over (ii) the retirement benefits that are payable to Mr. Restrepo or Mr. Restrepo’s beneficiaries under such defined benefit retirement plans in which Mr. Restrepo participates;

•

outplacement benefits up to a maximum amount equal to 15% of Mr. Restrepo’s annual base salary plus up to $5,000 to reimburse Mr. Restrepo for travel expenses he incurs in connection with seeking new employment; and

•	stock options or other equity-based awards held by Mr. Restrepo become exercisable in accordance with the applicable terms of the equity compensation plans and award agreements.

Mr. Restrepo’s executive agreement also provides that State Auto will pay Mr. Restrepo such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Restrepo’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. Restrepo would not be subject to an excise tax.

English, Fitch, Buss and Yano Executive Agreements

We will provide the following severance benefits (in addition to accrued compensation and bonuses) to the Executive under his executive agreement if his employment with the Company is terminated during the term of his executive agreement under the circumstances set forth above under “Change of Control Agreements with Named Executive Officers—English, Fitch, Buss and Yano Executive Agreements.”

•	a lump sum cash payment equal to two times the executive’s annual base salary (subject to reduction if the executive is within two years of age 65);

•

a lump sum cash payment equal to two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB during the two fiscal years immediately preceding the year in which the Change of Control occurs (subject to reduction if the executive is within two years of age 65);

•

outplacement benefits up to a maximum amount equal to 15% of the executive’s annual base salary plus up to $5,000 to reimburse the executive for travel expenses he incurs in connection with seeking new employment;

•	stock options held by the executive become exercisable; and

•	an amount equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by 24.

These executive agreements also provide that State Auto will pay the executive such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if the executive’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and the executive would not be subject to an excise tax.

The following table summarizes the potential payments to NEOs upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2013):

Name	Benefit (1)	Termination Without Cause (2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change in Control
Robert P. Restrepo, Jr.	Salary	$1,606,800	(3)	$-0-		$803,400	(4)	$377,520	(5)	$2,402,166	(6)
	Cash Bonus (7)	$1,775,127	(8)	$1,270,544	(9)	$1,270,544	(9)	$1,270,544	(9)	$571,921	(10)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$-0-
	Restricted Stock	$-0-		$-0-		$-0-		$-0-		$812,069	(11)
	Health Benefits	$12,864	(12)	$-0-		$-0-		$73,072	(13)	$12,864	(12)
	Group Life; Disability	$-0-		$-0-		$-0-		$604,038	(14)	$9,872	(15)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$125,510	(16)
	Retirement	$3,623,670	(17)	$3,623,670	(17)	$3,623,670	(17)	$3,623,670	(17)	$3,623,670	(17)
	TOTAL:	$7,018,461		$4,894,214		$5,697,614		$5,948,844		$7,558,072	(17)

Steven E. English	Salary	$-0-		$-0-		$-0-		$-0-		$876,000	(18)
	Cash Bonus (19)	$678,545	(9)	$678,545	(9)	$678,545	(9)	$678,545	(9)	$302,880	(20)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$-0-
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,864	(12)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$70,700	(16)
	Retirement	$499,859	(17)	$499,859	(17)	$499,859	(17)	$499,859	(17)	$499,859	(17)
	TOTAL:	$1,178,404		$1,178,404		$1,178,404		$1,178,404		$1,762,303

Clyde H. Fitch	Salary	$-0-		$-0-		$-0-		$-0-		$700,000	(18)
	Cash Bonus (19)	$543,934	(9)	$543,934	(9)	$543,934	(9)	$543,934	(9)	$305,080	(20)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$-0-
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,864	(12)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$57,500	(16)
	Retirement	$486,096	(17)	$486,096	(17)	$486,096	(17)	$486,096	(17)	$486,096	(17)
	TOTAL:	$1,030,030		$1,030,030		$1,030,030		$1,030,030		$1,561,540

Jessica E. Buss	Salary	$-0-		$-0-		$-0-		$-0-		$730,000	(18)
	Cash Bonus (19)	$555,766	(9)	$555,766	(9)	$555,766	(9)	$555,766	(9)	$507,754	(20)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$-0-
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,864	(12)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$59,750	(16)
	TOTAL:	$555,766		$555,766		$555,766		$555,766		$1,310,368

James A. Yano	Salary	$-0-		$-0-		$-0-		$-0-		$700,000	(18)
	Cash Bonus (19)	$394,900	(9)	$384,900	(9)	$384,900	(9)	$384,900	(9)	$161,328	(20)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$-0-
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,864	(12)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$57,500	(16)
	Retirement	$458,427	(17)	$458,427	(17)	$458,427	(17)	$458,427	(17)	$458,427	(17)
	TOTAL:	$853,327		$853,327		$853,327		$853,327		$1,390,119

(1)

The potential post-employment payments and benefits shown in this table are payable to Messrs. Restrepo, English, Fitch and Yano and Ms. Buss pursuant to their respective employment and/or executive agreements with us and the applicable terms of the LBP, LTIP, 2009 Equity Plan and associated award agreements. The NEOs have no other agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our employees subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one-lump amount. For narrative disclosure of the material terms of our agreements with Messrs. Restrepo, English, Fitch and Yano and Ms. Buss see “—Employment Agreements with Named Executive Officers” on page 55 of this Proxy Statement, “—Change of Control Agreements with Named Executive Officers” on page 56 of this Proxy Statement and the narrative disclosure that immediately precedes this table.

(2)	Under the applicable agreements, there are no provisions permitting the NEOs to terminate their employment for good reason prior to a change in control of our Company or State Auto Mutual.

(3)	This dollar amount represents two times Mr. Restrepo’s annual base salary on December 31, 2013.

(4)	This dollar amount represents Mr. Restrepo’s annual base salary on December 31, 2013.

(5)

If terminated for disability, Mr. Restrepo would be entitled to receive 80% of his base salary as of December 31, 2013 until he reaches age 65 or his disability terminates, less any disability benefits received from any of State Auto’s long-term disability plans, which equates to 60% of his salary. This dollar amount assumes that Mr. Restrepo will reach age 65 and his disability will not terminate before then.

(6)	This dollar amount represents 2.99 times Mr. Restrepo’s current annual base salary.

(7)

In the event of the termination of Mr. Restrepo’s employment without cause or by reason of his death or voluntary termination, Mr. Restrepo would be entitled to a prorated award under the LTIP for each performance period in effect as of the date of termination based upon the length of time that Mr. Restrepo was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to Mr. Restrepo upon a hypothetical termination of his employment without cause or by reason of his death or voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. Mr. Restrepo would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event of the termination of Mr. Restrepo’s employment by reason of his disability, Mr. Restrepo would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to the target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(8)

This dollar amount represents the sum of (i) the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and LTIP for 2011 and 2012 ($504,584) and (ii) the amount of compensation to which he is entitled pursuant to the LBP and LTIP as of December 31, 2013 ($1,270,544).

(9)	This dollar amount represents the amount of compensation to which the NEO is entitled pursuant to the LBP and LTIP as of December 31, 2013.

(10)

This dollar amount represents 2.99 times the sum of (i) the average of the annual aggregate bonuses Mr. Restrepo earned under the LBP for the two years immediately preceding the year in which the Change of Control occurs ($191,278) and (ii) the total bonus payable to Mr. Restrepo under the QPB during the year immediately preceding the year in which the Change of Control occurs ($0).

(11)

This dollar amount represents the number of Common Shares underlying the restricted common shares held by the NEO on December 31, 2013 (38,233) multiplied by the closing market price of our Common Shares on December 31, 2013 ($21.24).

(12)	This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2013 ($536) multiplied by 24.

(13)	This dollar amount represents our estimate of the present value of the health benefits Mr. Restrepo would be entitled to if he was terminated on December 31, 2013 by reason of his disability.

(14)	This dollar amount represents our estimate of the present value of the disability benefits Mr. Restrepo would be entitled to if he was terminated on December 31, 2013 by reason of his disability.

(15)

This dollar amount represents the estimated cost to provide the NEO with 24 of continued life and accidental death and dismemberment insurance coverage and 24 months of continued disability insurance coverage.

(16)

This dollar amount represents 15% of the value of the NEO’s annual base salary as of December 31, 2013 plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(17)

This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates assuming the termination event was effective on December 31, 2013.

(18)	This dollar amount represents two times the NEO’s annual base salary as of December 31, 2013.

(19)

In the event of the termination of the NEO’s employment without cause or by reason of his voluntary termination, the NEO would be entitled to a prorated award under the LTIP for each performance period in effect as of the date of termination based upon the length of time that the NEO was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event of termination of the NEO’s employment by reason of his death or disability, the NEO would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(20)	This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB for 2011 and 2012.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following four members of our Board of Directors: Chairperson Robert E. Baker; David J. D’Antoni; Alexander B. Trevor; and Paul S. Williams. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2013 as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2013 fiscal year and in this Proxy Statement.

Compensation Committee

Robert E. Baker, Chairperson

David J. D’Antoni

Alexander B. Trevor

Paul S. Williams

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and our independent registered public accounting firm.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2013 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with United States’ generally accepted accounting principles (“US GAAP”), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with our independent registered public accounting firm its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent registered public accounting firm’s independence. The Audit Committee also received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Audit Committee meets with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer and our General Counsel without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives a quarterly report from the CRO or the director of enterprise risk management on selected risk areas. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2013 fiscal year for filing with the SEC.

The Audit Committee held a total of eight meetings in 2013, four in person and four by conference calls. Ms. Mallesch and Messrs. Baker, Markert, Trevor and Williams participated in 100% of the meetings held while they were members of the Audit Committee. Mr. Meuse attended seven of the eight meetings. All of the members of the Audit Committee are independent directors as defined by the Nasdaq listing rules and the applicable regulations of the SEC.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent registered public accounting firm, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent registered public accounting firm, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the representations of our independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent registered public accounting firm do not assure that our financial statements are presented in accordance with US GAAP, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent auditors are in fact “independent.”

The Audit Committee receives regular reports from our Compliance Officer with respect to matters coming within the scope of our Employee Code of Business Conduct. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Eileen A. Mallesch, Chairperson

Robert E. Baker

David R. Meuse

Paul S. Williams

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 7, 2014, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	25,366,094.8		62.10%
518 East Broad Street
Columbus, OH 43215
Dimensional Fund Advisors LP	2,288,168.0	(2)	5.64%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas, 78746
T. Rowe Price Associates, Inc	2,125,868.0	(3)	5.20%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2)	Based solely on a Schedule 13G filed with the SEC on February 10, 2014.

(3)	Based solely on a Schedule 13G filed with the SEC on February 13, 2014.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2013)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	3,701,116	$22.06	1,356,693
Equity Compensation Plans not Approved by Security Holders(2)	62,284	$29.10	0

Total	3,763,400		1,356,693

(1)

Includes 1,103,428 Common Shares available for issuance under our 2009 Equity Incentive Compensation Plan and 253,265 Common Shares available for issuance under our Employee Stock Purchase Plan. Does not include RSUs which have been or may be awarded to our outside directors under our Directors’ RSU Plan. Because RSUs are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under our Directors’ RSU Plan cannot be determined at this time.

(2)

Our only equity compensation plan that has not been approved by our shareholders is the 1998 State Auto Agent’s Stock Option Plan, which plan terminated by its terms in May 2008 and was not renewed. A description of this plan follows these footnotes.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan terminated by its terms in May 2008, and we did not renew it.

Under the Agent’s Option Plan, State Auto Agents who became participants were offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant was based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan was equal to the last reported sale price of the Common Shares on the Nasdaq Stock Market on the day of the grant. The options granted became exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commenced participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay on time any amounts due under its agency agreement, the option granted to such participant, to the extent not vested, will terminate.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual (1) (2) (3)

Management and Cost Sharing Agreements

Through various management and cost sharing agreements, State Auto P&C generally provides the employees to perform all organizational, operational and management functions for insurers in the State Auto Group (defined below in footnote 3) while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.

We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the “2005 Management Agreement.” The 2005 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2005 Management Agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the companies named below was performed by an employee of State Auto P&C.

We have a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and SAWI. During 2013, SAWI paid management fees in the amount of $0.21 million to State Auto P&C under the 2000 Midwest Management Agreement.

(1)

During 2013, our subsidiaries were State Auto P&C, Milbank, State Auto Insurance Company of Ohio (“SAOH”), Stateco Financial Services, Inc. (“Stateco”), and 518 Property Management and Leasing LLC (“518 PML”).

(2)

State Auto Mutual’s subsidiaries and affiliates that during 2013 were parties to the 2005 Management Agreement were Meridian Security Insurance Company (“Meridian Security”), Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”) (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”), Meridian Insurance Group, Inc. (“MIGI”), Patrons Mutual Insurance Company of Connecticut (“Patrons CT”) and Litchfield Mutual Fire Insurance Company (“Litchfield”) (Patrons CT and Litchfield are collectively referred to as the “Patrons Group”). Litchfield was merged into Patrons CT effective March 31, 2013. During 2013, additional subsidiaries of State Auto Mutual included State Auto Insurance Company of Wisconsin (“SAWI”) and the “Rockhill Companies” which consist of Rockhill Insurance Company (“RIC”), Plaza Insurance Company (“Plaza”), American Compensation Insurance Company (“American Compensation”), Bloomington Compensation Insurance Company (“Bloomington Compensation”) (RIC, Plaza, American Compensation and Bloomington Compensation are collectively referred to as the “Rockhill Insurers”), National Environmental Coverage Corporation of the South, LLC (“NECCSo”), National Environmental Coverage Corporation (“NECC”), RTW, Inc. (“RTW”), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC (“RED”). NECCSo was merged into NECC effective June 30, 2013.

(3)	The State Auto Group refers to State Auto P&C, Milbank, SAOH, State Auto Mutual, SAWI, the MIGI Insurers, the Patrons Group and the Rockhill Insurers.

We have a Management and Operations Agreement that we call the “Rockhill Management Agreement” among State Auto P&C, State Auto Mutual and the Rockhill Companies (except RED). The Rockhill Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the Rockhill Management Agreement.

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that the Patrons Group may terminate their participation on 90 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided that any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days’ advance written notice.

Other Agreements

State Auto P&C, Milbank, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into a Consulting Services Agreement with RTW whereby RTW provides claims and case management services for these insurers’ workers’ compensation programs. RTW investigates potential “high risk” workers’ compensation claims and assigns RTW nurses for ongoing case management for those claims that meet certain criteria. During 2013, RTW was compensated on a cost basis for some of its services and on an hourly basis for other services rendered. The Consulting Services Agreement has a one-year term and automatically renews for additional one-year terms unless 60 days’ advance written notice of non-renewal is given. In addition, a party may terminate the agreement as to itself upon 30 days’ advance written notice. During 2013, RTW was paid $2.61 million under this agreement.

State Auto P&C, Milbank, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into an Underwriting Management Agreement (“UMA”) with RED. Under this agreement, the State Auto insurers delegated to RED the authority to act as their underwriting manager in the performance of certain underwriting and marketing functions associated with insurance coverages for the alternative risk and program market. During 2013, RED was paid $0.79 million under the UMA. By the end of 2013, all RED programs subject to the UMA had been terminated due to unprofitability, and the last of the insurance policies written under those programs expired in January 2014. The term of the UMA expires on December 31, 2014. It will automatically renew for additional one-year periods, unless a party terminates the UMA as to itself as of the end of the initial or any subsequent period by giving three months’ prior written notice thereof to the other parties. It is anticipated that the UMA will not be renewed at the end of the initial term.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The

Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. During 2013, parties to the Pooling Arrangement and their allocated pooling percentages were as follows: State Auto Mutual—34.0%; State Auto P&C—51.0%; Milbank—14.0%; SAWI—0.0%; SAOH—0.0%; Meridian Security—0.0%; Meridian Citizens Mutual—0.5%; Patrons CT—0.4%; Litchfield—0.1%; RIC—0.0%; Plaza—0.0%; American Compensation—0.0%; and Bloomington Compensation—0.0%.

Stateco undertook on behalf of State Auto Mutual, State Auto P&C, Milbank, SAWI, SAOH, the MIGI Insurers, the Patrons Group, RIC, Plaza, American Compensation and Bloomington Compensation the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charged such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. For 2013, the percentage was 0.2% for bonds and 0.5% for equities, with a 0.1% bonus available, other than under the State Auto Mutual and SAOH agreements, if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2013, the following companies incurred the following fees to Stateco: State Auto Mutual— $1.05 million; State Auto P&C—$3.68 million; Milbank—$0.95 million; SAWI—$24,247; SAOH—$34,215; Meridian Security—$0.15 million; Meridian Citizens Mutual—$41,379; Patrons CT—$66,425; RIC—$0.14 million; Plaza—$40,930; American Compensation—$50,987; and Bloomington Compensation—$24,621. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2013, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $3.5 million and $1.4 million, respectively.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2013, there had been no adverse development of this liability. As of December 31, 2013, the potential liability remaining under this guaranty was estimated to be $0.39 million.

518 PML leases office buildings it owns in West Des Moines, Iowa, and near Nashville, Tennessee, to State Auto Mutual for its Des Moines Center Office and Southern Regional Office, respectively. State Auto Mutual paid 518 PML $0.21 million in rent for the Iowa location and $0.41 million in rent for the Nashville office in 2013. We believe these rents reflect market rates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2013. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2014. See “Proposal Two: Ratification of Selection of Independent Registered Public Accounting Firm.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2013 and 2012, respectively, by Ernst & Young LLP were as follows:

	2013	2012
Audit fees(1)	$1,597,754	$1,558,969
Audit related fees(2)	—	—
Tax fees(2)(3)	49,345	47,780
All other fees(2)	—	—

Total	$1,647,099	$1,606,749

(1)

Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

(3)	Includes services for tax research and compliance.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2013 or 2012 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

FUTURE SHAREHOLDER PROPOSALS

In order to bring business, including a proposal, before the 2015 Annual Meeting of Shareholders, expected to be held in May 2015, a shareholder must comply with the notice procedures set forth in Section 1.15 of the Company’s code of regulations. To be considered timely, a shareholder’s notice must be given to the Company’s secretary and delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. However, in the event that notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder’s notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.

A shareholder’s notice to the Company’s secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Company, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal must promptly provide any other information reasonably requested by the Company.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the Company’s secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and, if known, residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (F) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

Notwithstanding the foregoing notice requirements, a shareholder who seeks to have any proposal included in the Company’s proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. One of these requirements is the proposal must be received by us at our principal executive offices on or prior to 120 days in advance of the first anniversary date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares, referred to as our reporting persons, to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section 16(a) filing requirements were complied with during 2013 by our reporting persons.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

JAMES A. YANO

Secretary

STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M68902-P46689	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

STATE AUTO FINANCIAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees: 01) David J. D’Antoni 02) David R. Meuse 03) S. Elaine Roberts

The Board of Directors recommends you vote FOR Proposals 2 and 3:							For	Against	Abstain
2.	Ratification of selection of Ernst & Young LLP as the Company’s registered public accounting firm for 2014.						☐	☐	☐
3.	Advisory Vote - Approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2014 Annual Meeting of Shareholders.						☐	☐	☐

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

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M68903-P46689

STATE AUTO FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of

State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., and in the event he is unable to so act, any one or both of Steven E. English and James A. Yano, proxies, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 2, 2014, at 10:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1, FOR Proposals 2 and 3 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)